                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                       --------------------------------

                                   FORM 8-K

                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of report (Date of earliest event reported):
                                  May 9, 2001



                          NEWMONT MINING CORPORATION
              --------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)


          Delaware                       1-1153                 13-2526632
(State or Other Jurisdiction)     (Commission File No.)     (I.R.S. Employer of
      of Incorporation)                                     Identification No.)



                1700 Lincoln Street, Denver, Colorado     80203
            (Address of Principal Executive Offices)    (Zip Code)

       Registrant's telephone number, including area code: (303) 863-7414

Item 5.  Other Events

     Newmont Mining Corporation ("Newmont") is filing a copy of its restated consolidated financial statements for the years ended December 31, 2000, 1999 and 1998, together with the report thereon of Arthur Andersen LLP and with the related "Management's Discussion and Analysis of Consolidated Results of Operations and Financial Condition". The restatement gives effect to the merger between Newmont and Battle Mountain Gold Company, which occurred on January 10, 2001 and which was accounted for as a pooling of interests.

     This information was included, supplementally, in Newmont's Annual Report on Form 10-K for the year ended December 31, 2000.

Management's Discussion and Analysis of Consolidated Results of Operations and Financial Condition

     The following provides information that management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of Newmont and its subsidiaries (collectively, Newmont). The discussion should be read in conjunction with the consolidated financial statements and accompanying Notes below. The consolidated financial statements give effect to the merger with Battle Mountain Gold Company described in Note 1 that is being accounted for as a pooling of interests.

Summary

     Newmont recorded a net loss to common shares before the cumulative effect of a change in accounting principle of $89.8 million ($0.47 per share) for the year ended December 31, 2000, compared with net losses of $102.0 million ($0.53 per share) and $608.6 million ($3.32 per share) for 1999 and 1998, respectively. After accounting changes for revenue recognition in 2000 and for start-up costs in 1998, net losses to common shares were $102.3 million ($0.53 per share) and $641.5 million ($3.50 per share), respectively, with the cumulative effect of such changes totaling $12.6 million ($0.06 per share) and $32.9 million ($0.18 per share), respectively, net of tax and minority interest.

     Results for 2000 included after-tax noncash charges of $44.4 million ($0.23 per share) for asset write-downs primarily on Battle Mountain properties, $27.4 million ($0.14 per share) for expenses associated with an acquisition settlement, $23.9 million ($0.12 per share) for losses on Lihir securities, $12.4 million ($0.06 per share) for amortization of put option premiums and $4.0 million ($0.02 per share) for foreign currency exchange losses. Also included were after-tax charges of $6.9 million ($0.04 per share) for merger expenses and a noncash unrealized mark-to-market gain on call option contracts of $17.4 million ($0.09 per share).

For 1999, results included after-tax noncash charges for impairment of the equity investment in Lihir of $46.8 million ($0.24 per share, also net of minority interest), for asset write-downs of $38.3 million ($0.20 per share), for an unrealized mark-to-market loss on call options of $29.1 million ($0.15 per share), for amortization of put option premiums of $12.0 million ($0.06 per share), partially offset by gains from the sale of exploration properties of $13.6 million ($0.07 per share) and by foreign currency exchange gains of $5.3 million ($0.03 per share).

     Results in 1998 included after-tax noncash charges of $529.6 million ($2.89 per share) for the write-down of assets, $90.0 million ($0.49 per share) for impairment of the equity investment in Lihir and $8.1 million ($0.04) for foreign currency exchange losses.

     As a largely unhedged company, Newmont's realized gold price of $281, $284 and $307 per equity ounce sold in 2000, 1999 and 1998, respectively, closely tracked the declining spot market price. In this environment, Newmont's focus has been to maximize cash flow through cost efficiencies and disciplined capital spending to achieve debt reduction. Newmont's Gold Medal Performance, a company-wide employee-driven effort to systematically reduce costs and improve productivity and cash flow by implementing best practices, drives this focus and in 2001 will be extended to each Battle Mountain operation. Since 1998, total cash costs of production were reduced $9 to $170 an ounce and total production costs declined $22 to $229 an ounce. Cash flow from operating activities increased to $567.8 million in 2000, from $451.2 million in each of 1999 and 1998. Long-term debt was reduced to $1,199.8 million at December 31, 2000, from $1,246.8 million at December 31, 1999.

     Gold sold in 2000 increased to 5.73 million equity ounces from 4.95 million equity ounces in each of 1999 and 1998. Production in 2001 is expected to be approximately 5.4 million equity ounces at a total cash cost of approximately $180 per ounce.

     Gold reserves at December 31, 2000 totaled 66.3 million contained equity ounces compared with 66.5 million ounces at December 31, 1999. Reserve calculations for 2000 were based on a long-term price assumption of $300 per ounce versus $325 in 1999, with the exception of the Phoenix development project in Nevada where reserves were calculated using $250 per ounce. A long-term gold price of $275 per ounce could lower reserves approximately 7%, while a $325 per ounce price could increase reserves approximately 4%.

     In 2000, copper production was 293 million equity pounds at Batu Hijau. Cash costs of production in 2000 were $0.57 per equity pound, after gold sales credits, and the average realized price was $0.82 per pound. Construction of the mine was completed during the fourth quarter of 1999, with production of 27.5 million pounds in December 1999. Copper production in 2001 is expected to be between 300 million and 340 million equity pounds. With proven and probable reserves of 10 billion contained pounds of copper (5.6 billion equity pounds) and 11.7 million contained ounces of gold (6.6 million equity ounces), Batu Hijau has a projected mine life in excess of 20 years.

Battle Mountain Merger

     On January 10, 2001, Newmont completed a merger with Battle Mountain Gold Company pursuant to an agreement and plan of merger, dated June 21, 2000, under which each share of common stock of Battle Mountain and each exchangeable share of Battle Mountain Canada Ltd. (a wholly-owned subsidiary of Battle Mountain) was converted into the right to receive 0.105 share of NMC, or approximately
24.1 million shares. Newmont also exchanged 2.3 million shares of newly issued $3.25 convertible preferred stock for all outstanding shares of Battle Mountain $3.25 convertible preferred stock. The merger is being accounted for as a pooling of interests, and as such, consolidated financial statements will include Battle Mountain's financial data as if Battle Mountain had always been part of Newmont.

     Battle Mountain has operations in Canada and Bolivia, the Phoenix project in Nevada, an interest in a joint venture operation in Australia and an investment in the Lihir mine in Papua New Guinea. Initial synergies of $20 million to $25 million annually, pre-tax, are expected from consolidation of administrative and exploration staffs, purchasing economies and application of Gold Medal Performance. The Phoenix project adds to Newmont's domestic reserve base and will provide an opportunity for additional synergies in future years from utilization of existing nearby processing facilities.

Market Conditions and Risks

  Metal Price

     Changes in the market price of gold significantly affect Newmont's profitability and cash flow. Gold prices can fluctuate widely due to numerous factors, such as demand; forward selling by producers; central bank sales, purchases and lending; investor sentiment and production levels. Based on estimates of 2001 production and expenses, a $10-per-ounce change in the gold price would result in an increase or decrease of approximately $50 million in cash flow from operations and approximately $30 million (about $0.15 per share) in net income excluding unrealized mark-to-market gains or losses on call option contracts. Changes in the market price of copper also affect Newmont's profitability and cash flow from its equity investment in Batu Hijau. Copper is traded on established international exchanges and copper prices generally reflect market supply and demand, but can also be influenced by speculative trading in the commodity or by currency exchange rates. Based on estimates of 2001 production and expenses, a $0.10-per-pound change in the copper price would result in an increase or decrease in net income of approximately $20 million (about $0.10 per share).

     Newmont has generally sold its gold production at market prices; however, it had forward sales contracts (1) for 125 thousand ounces in each of 2000, 1999 and 1998 from its Minahasa mine in Indonesia at an average price of $454 per ounce and (2) for 34 thousand ounces in 2000 from its Golden Giant operations at an average price of $316 per ounce.

     Following a decline in spot market prices to $253 per ounce in July 1999, Newmont entered into two put and call option contracts to provide a measure of price protection. As described in Note 10, Newmont purchased near-term put option contracts for 2.85 million ounces of gold, with a strike price of $270 per ounce. This purchase was paid for by selling call option contracts for 2.35 million ounces, with strike prices between $350 and $392 per ounce, expiring in 2004 through 2009. Gold subject to call option contracts represents approximately 4% of proven and probable gold reserves at December 31, 2000. The call options are marked to market at each quarter-end and the resulting gains or losses may fluctuate significantly, primarily depending upon gold market prices and volatility.

     Newmont is not required to place collateral with respect to its commodity instruments and there are no margin calls associated with such contracts. Credit risk is minimized by dealing only with major financial institutions/counterparties.

     At December 31, 2000 the following commodity instruments were outstanding:

                                                                                                   Ounces     Fair Value
                                                                                                  ---------  -------------
                                                                                                             (in millions)
   Combination, matched put and call options, expiring 2001-2004................................    285,819        $  2.7
   Flat forward sales contracts, 2001-2004......................................................     95,319           2.0
   Written call option contracts (liability), expiring 2004-2009................................  2,350,000         (55.6)

     A $1.00 increase in the gold price would result in a $0.59 and $0.98 per ounce decrease in the fair value of the combination options contracts and flat forward contracts, respectively, and a $0.42 per ounce increase in the fair value of the liability associated with call option contracts as of December 31, 2000, assuming all other factors are constant.

  Foreign Currency

     In addition to the U.S., Newmont operates in Canada, Peru, Bolivia, Uzbekistan and Indonesia and has an interest in a joint venture in Australia. Gold produced at these operations is sold in the international markets for U.S. dollars. The cost and debt structures at these operations are primarily U.S. dollar-denominated, except for Canadian and Australian operations where such structures are primarily denominated in local currencies. To the extent there are fluctuations in local currency exchange rates against the U.S. dollar, the devaluation of a local currency is generally economically neutral or beneficial to the operation since local salaries and supply contracts will decrease against the U.S. dollar revenue stream. Foreign currency exchange rate losses related to Canadian and Australian operations were $6.1 million and $12.4 million in 2000 and 1998, respectively, and gains were $8.2 million in 1999.

     Indonesia has experienced significant fluctuations in its currency, the rupiah. The functional currency for Newmont's Indonesian projects is the U.S. dollar; however, certain receivables, primarily refunds of Value Added Tax, are rupiah-denominated. During 2000, 1999 and 1998, $3.9 million, $2.6 million and $3.6 million, respectively, were expensed for exchange rate adjustments.

  Interest Rates

     At December 31, 2000, Newmont's long-term debt of $1,199.8 million included $296.1 million of variable-rate debt with an average interest rate of 7.1%, and fixed-rate debt of $903.7 million, with an average interest rate of 7.4% and an estimated fair value of $907.5 million. Newmont's public debt has an investment-grade credit rating from both Moody's Investors Service (Baa3) and Standard & Poor's Ratings Services (BBB).

Results of Operations

                                                                                  Total Cash Cost Per
                                                        Equity Ozs. Sold (000)        Equity Oz.
                                                      --------------------------  -------------------
                                                        2000      1999     1998    2000   1999   1998
                                                      -------   -------  -------  -----  -----  -----
North American operations:
  Nevada operations.................................  3,047.9   2,498.7  2,806.4  $ 203  $ 211  $ 209
  Mesquite, California..............................    130.3     164.6    154.0    221    167    176
  La Herradura, Mexico..............................     50.5      40.2     12.9    131    159    115
  Golden Giant, Canada..............................    406.6     356.0    365.9    151    145    122
  Holloway, Canada..................................     83.4      92.7     80.3    204    198    216
South American operations:
  Yanacocha, Peru...................................    901.2     850.3    685.9     88    103     95
  Kori Kollo, Bolivia...............................    247.7     256.1    295.3    204    190    165
Zarafshan-Newmont, Uzbekistan.......................    251.4     271.5    187.3    129    161    207
Vera/Nancy, Australia...............................    112.1      65.9     47.2     98    124    136
Minahasa, Indonesia.................................    354.2     343.9    261.0    133    103    127
Batu Hijau, Indonesia...............................    178.4       6.3      n/a    n/a    n/a    n/a
Other...............................................       --        --     58.1    n/a    n/a    253
  Less prepaid forward ozs. Delivered...............    (35.9)       --       --
                                                      -------   -------  -------
     Total/Weighted average.........................  5,727.8   4,946.2  4,954.3  $ 170  $ 173  $ 179
                                                      =======   =======  =======

     Total cash costs include charges for mining ore and waste associated with current period gold production, processing ore through milling and leaching facilities, production taxes, royalties and other cash costs.

  North American Operations

     Newmont's Nevada operations (along the Carlin Trend near Elko and in the Winnemucca region, where Twin Creeks and the Lone Tree Complex are located) include production from nine open-pit and four underground mines. Oxide ores are processed by milling or heap leaching, depending upon ore grade. The Carlin roaster and Winnemucca region autoclaves process higher-grade refractory ores. The Lone Tree flotation plant processes lower-grade refractory ores. A developed linear program is utilized to determine the best mix of ores for each processing plant to maximize recoveries and economic returns.

     Nevada production of 3.0 million ounces in 2000 was 22% higher than in 1999, reflecting one million more ore tons from its Deep Post open pit mine. Approximately 200 million tons of material were mined from surface open pits in 2000, down 10% and 27% from 1999 and 1998, respectively. Refractory ore treatment facilities, with higher processing costs than oxide ore mills, generated 68% of Nevada's production in 2000, increasing from 54% and 42% in 1999 and 1998, respectively. Nonetheless, total cash costs decreased to $203 per ounce in 2000, primarily from processing higher-grade Deep Post ore. With the depletion of the Deep Post surface deposit, production in 2001 is estimated between 2.5 million and 2.7 million ounces. As a result of lower production and higher energy costs, and with gold from refractory ores comprising approximately 70% of Nevada's 2001 production, total cash costs per ounce are expected to increase to approximately $225 per ounce.

     Production from the Deep Post underground mine is expected to commence in the second quarter of 2001. While permitting and metallurgical work will continue on the Phoenix project, no capital will be allocated for mine construction during 2001 under the current market gold price environment.

     Gold production at the Mesquite heap-leach mine in southern California decreased 21% to 130.3 thousand ounces in 2000 with 8% less ore placed on the leach pads and lower recovery rates. Total cash costs per ounce increased 32% to $221 per ounce. Production in 2001, the final year of mining, is expected to decline to approximately 80 thousand ounces, with total cash costs of approximately $200 per ounce. As discussed below, $14.8 million of Mesquite's assets were written off in 2000 as a result of continued low gold prices.

     At La Herradura, a 44%-owned joint venture with Minera Penoles, S.A. de C.V., the operator of the heap-leach operation in Sonora, Mexico, Newmont's equity share of 2000 production totaled 50.5 thousand ounces at a total cash cost of $131 per ounce. Production in 2001 is expected at approximately 60 thousand equity ounces at a total cash cost of $160 per ounce.

     Production sold from the Golden Giant underground mine in Ontario, Canada was 407 thousand ounces at a total cash cost of $151 per ounce compared with 356 thousand at $145 per ounce and 366 thousand ounces at $122 per ounce in 1999 and 1998, respectively. The mine has experienced lower average ore grades over the past three years and in 2001, production is expected to be approximately 300 thousand ounces at $180 per ounce.

     The Holloway underground mine in Ontario, Canada is an 84.65%-owned joint venture with Teddy Bear Valley Mines. In 2000, sales totaled 83 thousand equity ounces at a total cash cost of $204 per ounce and is expected to increase to approximately 110 thousand equity ounces at $215 per ounce in 2001.

  Overseas Operations

     Minera Yanacocha in Peru, a 51.35%-owned joint venture with Compania de Minas Buenaventura, S.A.A., includes four open pit mines, three leach pads and two gold recovery plants. In 2000, Yanacocha achieved record production of 1.76 million ounces (901 thousand equity ounces), a 6% increase from 1999 and 31% more than in 1998. Total cash costs of $88 per ounce, are comparatively low because of low waste-to-ore ratios and porous ore that yields high gold recoveries without crushing prior to heap leaching.

     Production at Yanacocha has grown annually through the discovery and development of reserves and increased mining and processing capacity. During 2000, approximately 132 million tons of material were mined (83 million ore tons and 49 million waste tons), a 25% increase from 1999 and 89% more tonnage than in 1998. In late 1999, Yanacocha terminated its contract mining agreement and improved productivity and efficiency by conducting mine operations with its own employees. In 2001, production is expected to exceed 2 million ounces (1 million equity ounces) with the start-up of the La Quinua mine. Total cash costs are expected to increase to approximately $110 per ounce as processing of La Quinua ore will require crushing and agglomeration before heap leaching.

     As described in Note 15, Newmont acquired an additional 13.35% interest in Minera Yanacocha in 1997. The acquisition was contested by a former partner, but resolved in Newmont's favor in 1998 with a decision of the Peruvian Supreme Court. In spite of this final decision, the former partner filed with the International Centre for Settlement of Investment Disputes a request for arbitration against the Republic of Peru, alleging that the Peruvian courts had wrongfully deprived it of its shares in Yanacocha. In late 2000, this long-standing dispute was settled among all parties. Newmont issued 2.6 million shares of NMC common stock, with a value of $40 million, in conjunction with the settlement and all pending litigation and arbitration claims, including claims against the government of Peru, were dismissed. Resolution of this matter permitted a unitization of regional properties into Minera Yanacocha in late 2000. These properties were formerly held separately by Newmont and Buenaventura. The unitization will permit a more synergistic approach to development and operation of all properties in the Yanacocha region.

     The Kori Kollo open-pit mine in Bolivia is held by Empresa Minera Inti Raymi S.A., in which Newmont has an 88% interest and Zeland Mines, S.A. has a 12% interest. Production sold in 2000 was 248 thousand equity ounces, down from 256 thousand and 295 thousand ounces in 1999 and 1998, respectively, reflecting lower average ore grades. Total cash costs increased to $204 per ounce. For 2001, production is expected at approximately 245 thousand equity ounces with cash costs of $230 per ounce.

     The Zarafshan-Newmont Joint Venture, in the Central Asian Republic of Uzbekistan, is a 50/50 joint venture between Newmont and two Uzbekistan governmental entities. Zarafshan-Newmont produces gold by crushing and heap leaching low-grade oxide ore from existing stockpiles at the government-owned Muruntau mine. Gold production in 2000 totaled 502.8 thousand ounces (251.4 thousand equity ounces) compared with 542.9 thousand ounces (271.5 thousand equity ounces) in 1999 and 374.6 thousand ounces (187.3 thousand equity ounces) in 1998. Total cash costs per ounce decreased to $129 per ounce from $161 in 1999 and from $207 in 1998. Production in 2001 is expected to be approximately 400 thousand ounces (200 thousand equity ounces), reflecting varying grades associated with ore placements throughout the year and lower recoveries, with total cash costs increasing to approximately $160 per ounce primarily as a result of lower production. Leach pad expansion construction is underway following the signing of an amended ore supply agreement under which the joint venture will purchase 150 million metric tons of ore from the Uzbek government at an average grade of 1.44 grams per metric ton. This agreement extends the operation's life to at least 2013.

     At Vera/Nancy, a 50%-owned joint venture with Normandy Mining Limited, the operator of the underground mine in Queensland, Australia, Newmont's equity share of 2000 production totaled 112 thousand ounces at a total cash cost of $98 per ounce. Increased production from 1999 and 1998 resulted from completion of a mill expansion project in 1999. Production is 2001 is expected at approximately 125 thousand equity ounces with cash costs of $100 per ounce.

     At Minahasa, in Indonesia, where Newmont has an 80% interest but receives 100% of the gold production until recouping the bulk of its investment including interest, production rose to 354.2 thousand ounces. Higher total cash costs of $133 per ounce primarily reflected expenses for community development activities and from plant disruptions caused by small protestor group demonstrations for intermittent periods during the second and third quarters of 2000. Production in 2001 is expected at approximately 320 thousand ounces, with total cash costs of approximately $135 per ounce.

     The Batu Hijau copper/gold mine in Indonesia completed its first full year of production following start-up in the fourth quarter of 1999. Newmont holds an indirect 45% equity interest in the mine, but receives 56.25% of production until recouping the bulk of its investment. Production in 2000 totaled 520.8 million pounds of copper (292.9 million equity pounds) and 320.1 thousand ounces of gold (180.1 thousand equity ounces). In 1999, production totaled 52.6 million pounds of copper (29.6 million equity pounds) and 28.7 thousand ounces of gold (16.1 thousand equity ounces). Concentrate sales in 2000 included 294.2 million equity pounds of copper and 178.4 thousand equity ounces of gold. In 1999, sales totaled 10.2 million equity pounds of copper and 6.3 thousand equity ounces of gold. Total cash costs, after gold sales credits, of $0.57 per pound in 2000 compared to $0.82 per pound in 1999. Production in 2001 is expected at between 550 million to 600 million pounds of copper (300 million to 340 million equity pounds) and between 400 thousand and 440 thousand ounces of gold (225 thousand to 250 thousand equity ounces). Total cash production costs are expected to be approximately $0.45 per pound, after gold sales credits.

  Financial Results

     Consolidated sales include 100% of Yanacocha and Kori Kollo production and Newmont's ownership share of production elsewhere, except for Batu Hijau, which is accounted for as an equity investment. Variances in sales revenue are illustrated in the following table:

                                                                                             2000           1999           1998
                                                                                           --------       --------       --------
     Consolidated sales (in millions)...............................................       $1,809.5       $1,627.1       $1,730.5
     Consolidated production ozs. sold (000)........................................        6,437.0        5,780.3        5,644.4
     Average price received per ounce...............................................       $    281       $    284       $    307
     Average market price received per ounce........................................       $    279       $    280       $    294

                                                                                                  2000 vs 1999      1999 vs 1998
                                                                                                ----------------  ----------------
Increase (decrease) in consolidated sales due to (in millions):
     Consolidated production..................................................................        $191.2           $  33.6
     Average gold price received..............................................................          (8.8)           (137.0)
                                                                                                      ------           -------
        Total.................................................................................        $182.4           $(103.4)
                                                                                                      ======           =======

     Realized gold prices higher than average market gold prices resulted from sales under commodity hedging instruments of 3% of equity production in 2000, 5% in 1999 and 15% in 1998.

     Dividends, interest and other for 2000 included interest income of $10.5 million, down from $15.4 million and $18.5 million in 1999 and 1998, respectively, reflecting lower interest rates and cash balances during the year. Also included were a foreign currency exchange loss of $6.1 million, a gain of $8.2 million and a loss of $12.4 million in 2000, 1999 and 1998, respectively. In 1999, $21 million was included for the sale of two exploration properties and in 1998, $8.3 million was included for recoveries from business interruption insurance related to processing facilities in Nevada.

     Costs applicable to sales include total cash costs and provisions for estimated final reclamation expenses related to consolidated production. The increase in costs, primarily related to higher production levels at Nevada, was partially offset by cost-reduction efforts at all locations.

                                                                                         2000             1999            1998
                                                                                       --------          ------          ------
Costs applicable to sales (in millions):
North American operations:
  Nevada operations.............................................................       $  625.6          $534.1          $599.9
  Mesquite......................................................................           29.4            27.5            27.9
  La Herradura..................................................................            6.8             6.4             1.5
  Golden Giant..................................................................           62.1            55.7            46.2
  Holloway......................................................................           19.5            19.7            17.2
South American operations:
  Yanacocha.....................................................................          160.4           183.8           136.5
  Kori Kollo....................................................................           67.1            68.1            71.9
Vera/Nancy  ....................................................................           11.6             8.4             6.7
Zarafshan-Newmont...............................................................           33.0            44.1            39.0
Minahasa........................................................................           53.3            36.1            33.8
Other...........................................................................           (1.6)           (2.2)            7.6
                                                                                       --------          ------          ------
     Total......................................................................       $1,067.2          $981.7          $988.2
                                                                                       ========          ======          ======

     Certain mining costs associated with deposits that have diverse grade and waste-to-ore ratios over the mine life are capitalized. In 2000, 1999 and 1998, such costs were capitalized for certain deposits at the Nevada operations ($25 million in both 2000 and 1999 and $29.5 million in 1998) and at Minahasa ($3.6 million in 1998). These costs are charged to operating expenses as the related gold is sold. Reduced mining rates led to lower capitalized mining costs in 1999 and 2000. During 2000, all previously capitalized mining costs associated with the mined-out Deep Post surface deposit were fully amortized.

     Depreciation, depletion and amortization increased in 2000 primarily as a result of increased gold production in Nevada and Yanacocha. The decrease in 1999 primarily resulted from the 1998 asset write-down described below. In 2001, such expense is expected to be approximately $330 million.

                                                                                             2000            1999           1998
                                                                                           --------         ------         ------
Depreciation, depletion and amortization (in millions):
North American operations:
  Nevada operations.................................................................         $160.6         $123.8         $174.0
  Mesquite..........................................................................            9.9            7.0           19.1
  La Herradura......................................................................            3.2            2.0            0.6
  Golden Giant......................................................................           26.5           23.2           24.1
  Holloway..........................................................................           10.9           12.2            9.0
South American operations:
  Yanacocha.........................................................................           73.1           66.8           59.6
  Kori Kollo........................................................................           24.0           25.6           40.8
Vera/Nancy  ........................................................................            4.4            2.8            1.5
Zarafshan-Newmont...................................................................           13.4           11.2           11.3
Minahasa............................................................................           25.0           23.0           20.1
Other...............................................................................            8.4            6.2            8.6
                                                                                             ------         ------         ------
     Total..........................................................................         $359.5         $303.8         $368.7
                                                                                             ======         ======         ======

     Exploration and research expenses in 2000 were $77.4 million, compared with $74.2 million in 1999 and $93.1 million in 1998. In 2001, these expenses are targeted at approximately $65 million. However, such expenses will be re-evaluated throughout 2001 depending on gold market prices and opportunities.

     Interest expense, net of amounts capitalized was $94.6 million, $77.7 million and $96.6 million in 2000, 1999 and 1998, respectively. Net interest expense in 2000 increased because of lower capitalized interest for Newmont's investment in Batu Hijau. In 2001, interest expense is expected to increase about 6%.

     Expenses for acquisition settlement of $42.2 million in 2000 related to the resolution of a dispute regarding Newmont's purchase of an additional 13.35% interest in Minera Yanacocha as described in Note 15 and in the "Overseas Operations" section above.

     Write-down of assets in 2000 of $58.4 million pre-tax related to Holloway ($30.8 million), Mesquite ($14.8 million), Kori Kollo ($5.6 million), the Mezcala property in Mexico ($6.5 million) and to inventory at the Battle Mountain Complex ($0.7 million). As described in Note 16, asset impairments represent carrying value in excess of fair value, with fair value determined using discounted future cash flow analyses. Such cash flows are based on estimated recoverable ounces, future production and capital costs and gold price assumptions. For 2000, gold price assumptions were $285 per ounce in 2001 and $300 per ounce thereafter. The Holloway write-down reduced fixed assets by $30.8 million. The Mesquite write-down reduced leach pad inventory by $9.7 million, capitalized mining by $1.4 million and fixed assets by $3.7 million. The Kori Kollo write-down reduced inventory by $4.9 million and fixed assets by $0.7 million. The write-downs had no impact on the scope of the these operations and will reduce future pre-tax Costs applicable to sales by $16.0 million and Depreciation, depletion and amortization by $35.2 million based on remaining production as of December 31, 2000, with no impact on future cash flows. The acquisition cost of the Mezcala property was written off as no future cash flows from the property were anticipated as of December 31, 2000.

     In 1999, Battle Mountain's Crown Jewel project in Washington was written-off ($35.9 million) and Nevada stockpile inventories were written down ($3.5 million). The Crown Jewel write-down related to mine development costs and represented the remaining carrying value as a result of permitting uncertainties arising from a January 2000 decision from the Washington Pollution Control Hearings Board that reversed its water rights permits and vacated its Clean Water Act certification.

     In 1998, the asset write-down of $719.8 million ($529.6 million, net of tax) was based on average gold price estimates of $300 per ounce in 1999 and 2000, $325 in 2001, and $350 thereafter. The 1998 write down related to Property, plant and mine development ($625.0 million), Inventories ($80.0 million) and Other long-term assets ($14.8 million). The write-down included $587.6 million for Nevada operations, $49.9 million for Kori Kollo, $40.3 million for Crown Jewel, $13.4 million for acquisition costs related to certain exploration properties, $10.8 million for Reona at the Battle Mountain Complex in Nevada and $17.8 million for other investments (including $7.2 million at Mesquite). The 1998 write-down had no impact on the scope of ongoing operations and reduced future pre-tax Costs applicable to sales by $185 million and Depreciation, depletion and amortization by approximately $520 million based on remaining production as of December 31, 1998, with no impact on future cash flows.

     Other expenses in 2000, 1999 and 1998 included $12.3 million, $7.9 million and $9.5 million, respectively, for environmental obligations associated with former mining activities. The year 2000 also included $13.2 million to increase the remediation liability for San Luis, Colorado and $10.0 million for costs associated with a mercury spill at Yanacocha, both described below. In 1999, $9.5 million was included for San Luis and $5.4 million for costs associated with terminating the contract mining agreement at Yanacocha. In the first quarter of 2001, merger and restructuring expenses, including transaction costs, exploration office closures and overall staff reductions, are expected to total approximately $50 million pre-tax.

     Loss on marketable securities of Lihir reflected a noncash write down of $23.9 million as of December 31, 2000, resulting from an other than temporary decline in market value based on the length of time and the extent to which such value had been less than cost basis. As described in Note 1, Lihir Gold operates a gold mine in Papua New Guinea and prior to 2000 the investment was accounted for on an equity basis.

     A noncash Unrealized mark-to-market gain on call options in 2000 of $26.8 million ($17.4 million, net of tax) and loss in 1999 of $44.8 million ($29.1 million, net of tax) reflected the change in fair value of the contracts as of the end of each period. A decrease in fair value represents an unrealized loss to the counterparty holding these contracts and a corresponding unrealized gain to Newmont. The change in fair value primarily resulted from volatility in the gold spot market during the respective periods. Over the life of the contracts, these net gains or losses will be restored to income.

     Income tax expense of $1.2 million in 2000, with an effective tax rate of 6%, included benefits of tax depletion and a reduction in deferred tax liabilities associated with undistributed earnings of foreign subsidiaries, partially offset by an increase in the valuation allowance related to deferred tax assets. In 1999, income tax expense was $21.8 million, with an effective tax rate of 37%. The $167.0 million income tax benefit in 1998 was primarily attributable to the asset write-down.

     Equity loss and impairment of affiliates included $9.9 million, $10.7 million and $9.2 related to start-up losses at Batu Hijau in 2000, 1999 and 1998, respectively, which commenced production in the fourth quarter of 1999. Also included were impairments for the equity investment in Lihir Gold of $76.2 million and $90.0 million in 1999 and 1998, respectively.

     Effective January 1, 2000, Newmont changed its method of accounting, in accordance with the U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, to recognize revenue when third-party refined gold is delivered to the customer rather than upon the completion of the production process, or when gold was poured into dore at the mine. As discussed in Note 19, the cumulative effect of the accounting change was a $12.6 million charge to net income, net of tax and minority interest, and included $3.2 million for Minahasa, $2.2 million for Yanacocha, $1.6 million for Zarafshan-Newmont and $1.4 million for Nevada, $3.9 million for Canada, $0.2 million for Kori Kollo and $0.1 million for Vera/Nancy.

     Effective January 1, 1998, Newmont adopted the American Institute of Certified Public Accountants Statement of Position 98-5 requiring that certain start-up costs be expensed rather than capitalized. As discussed in Note 19, such costs incurred and capitalized prior to January 1, 1998 were expensed. The cumulative effect of the accounting change was $32.9 million, net of tax and minority interest, and included approximately $18 million for Batu Hijau and $11 million for Nevada operations.

Liquidity and Capital Resources

     For the year 2000, cash flow from operating activities of $567.8 million and repayments from joint ventures and affiliates of $21.6 million funded capital expenditures of $420.9 million, advances to Batu Hijau of $100.4 million, net debt repayments of $36.6 million and dividends of $27.6 million. Newmont expects to generate approximately 10% to 15% less cash from operations in 2001 (with gold price realizations comparable to 2000) as a result of lower combined production, anticipated 5% to 7% higher cash costs and merger/restructuring expenses. These cash flows are expected to sufficiently fund planned capital expenditures, dividends and consolidated debt reduction.

Investing Activities

  Batu Hijau

     As discussed above and in Note 5, Newmont has an indirect 45% interest in the Batu Hijau mine in Indonesia and its partner, an affiliate of Sumitomo Corporation, has an indirect 35% interest. Because Newmont and Sumitomo carried the interest of the 20% Indonesian partner, Newmont recognizes 56.25% of Batu Hijau's income until recouping the bulk of its investment. At December 31, 2000 and 1999, Newmont's investment in Batu Hijau was $527.6 million and $438.3 million, respectively.

     During 2000, Newmont advanced $100.4 million to Batu Hijau, but expects no further contributions in 2001. Third-party project loans of $1.0 billion were fully utilized as of December 31, 2000. These loans were guaranteed by Newmont and Sumitomo, 56.25% and 43.75%, respectively, until project completion tests were met in October 2000 when the loans became non-recourse. Newmont and Sumitomo have a contingent obligation to provide a $125 million support facility on a pro-rata basis, if required. Debt repayments of $43.5 million semi-annually will commence in May 2001.

  Capital Expenditures

     Capital expenditures increased in 2000 from 1999 and 1998 primarily for expansion of the Yanacocha mine, the unitization of Peruvian properties and the development of the Deep Post underground mine in Nevada.

                                                                                              2000          1999          1998
                                                                                             ------        ------        ------
Capital expenditures (in millions):
North American operations:
  Nevada operations..................................................................        $ 90.6        $ 65.0        $103.3
  Mesquite...........................................................................           4.2           1.2           6.7
  La Herradura.......................................................................           6.5           5.2           9.7
  Golden Giant.......................................................................          14.9           9.7           8.7
  Holloway...........................................................................           5.5           3.9           3.6
South American operations:
  Yanacocha (100%)...................................................................         276.9         126.3          82.5
  Kori Kollo.........................................................................           7.8           7.0           3.3
Vera/Nancy  .........................................................................           4.9          10.2           8.2
Zarafshan-Newmont....................................................................           4.3           3.2           0.9
Minahasa  ...........................................................................           2.2          10.8           6.4
Other projects and capitalized interest..............................................           3.1          27.7          29.2
                                                                                             ------        ------        ------
     Total...........................................................................        $420.9        $270.2        $262.5
                                                                                             ======        ======        ======

     In 2000, capital expenditures in Nevada included deferred mine development ($27.5 million, primarily for the Deep Post underground mine), capitalized mining costs ($25.0 million), development of the Phoenix project ($9.8 million), mining equipment ($10.1 million) and other replacement capital. Yanacocha capital expenditures included the La Quinua mine ($144.2 million), unitization of regional properties ($45.7 million), leach pad expansion ($30.8 million), mine development ($30.0 million) and other replacement capital.

     During 1999, capital expenditures in Nevada included capitalized mining costs ($25.0 million), deferred mine development ($15.1 million), development of the Phoenix project ($12.8 million), refractory leach pads ($5.8 million) and other ongoing capital requirements. Yanacocha capital expenditures included costs to convert to owner mining ($58.3 million), leach pad expansion ($41.2 million) and development drilling and mine development ($18.0 million).

     In 1998, capital expenditures in Nevada included capitalized mining costs ($29.5 million), refractory leach pads ($22.0 million), process equipment ($14.6 million) and Phoenix project development costs ($7.7 million). Yanacocha's expenditures included $47.8 million for mine/facility expansion and $16.4 million for development drilling.

     Capital spending in 2001 is expected to be between $325 million and $375 million; including approximately $240 million at Yanacocha (primarily for leach pad expansion and construction of the crusher and agglomeration equipment for the La Quinua mine), $60 million in Nevada (primarily for development of the Deep Post underground mine and capitalized mining), $20 million at Zarafshan-Newmont (primarily for leach pad expansion and a new conveyor system) and $20 million at all other sites for replacement capital.

  Other

     In 2000, Battle Mountain received shares of Lihir Gold as a result of its merger with Niugini Mining as described in Note 1, a portion of which were in exchange for Niugini's $54.7 million in cash. In 1998, Newmont invested $75.9 million for the acquisition of an additional interest in Minera Yanacocha. In 1999, Newmont's affiliates received $14.1 million from the sale of two exploration properties, $11.9 million from the sale of an investment in First Toronto Investments Limited and an $11.0 million liquidating dividend related to the sale of the New World project in Montana. In 1998, $34.9 million was received from the sale of the New World project.

Financing Activities

     Newmont has a $1.0 billion revolving credit facility with a consortium of banks that expires in June 2002. At December 31, 2000, $147 million was outstanding under this facility. The interest rate is variable and was 6.9% at December 31, 2000. In December 1999, Yanacocha entered into a $100 million credit facility with the International Finance Corporation for the development of its La Quinua mine. The interest rate is variable and was 8.3% at December 31, 2000, with $45 million outstanding.

     In December 2000, Zarafshan-Newmont completed a $30 million additional facility, expiring in 2007, with the European Bank for Reconstruction and Development that will be used to expand leach pad capacity. The interest rate on this facility will be based on the three-month LIBOR plus 3.25%. No borrowings were outstanding as of December 31, 2000. In July 1999, long-term debt was reduced $135 million with initial proceeds from a prepaid forward sale contract described in Note 9.

     Battle Mountain Canada had $87.1 million outstanding at December 31, 2000 under a loan agreement with the Canadian Imperial Bank of Commerce. In conjunction with this agreement, $40 million of restricted cash was set aside for repayment of a portion of the loan and $30 million was to be repaid upon the sale of Lihir Gold stock. In January 2001, subsequent to the merger with Battle Mountain, Newmont repaid this loan with the restricted cash and with borrowings from its revolving credit facility.

     Scheduled minimum long-term debt repayments are $57.1 million in 2001, as of December 31, 2000; however, certain Battle Mountain debt was prepaid in January 2001 as described in Note 8.

     Newmont expects to fund maturities of its debt through operating cash flow and/or by refinancing the debt as it becomes due.

     In conjunction with the Battle Mountain merger in January 2001, Newmont issued 24.1 million shares of NMC common stock and 2.3 million shares of $3.25 convertible preferred NMC stock. The preferred stock is convertible into shares of NMC common stock at any time at a conversion ratio of 0.5 share of NMC common stock. Holders of NMC convertible preferred stock are entitled to receive, when, as and if declared by Newmont's board of directors, an annual cash dividend of $3.25 per share, or $7.5 million for all shares, payable in equal quarterly installments.

Other

     In October 1998, NMC acquired the 6.25% minority interest of Newmont Gold Company (NGC) by merging an NMC subsidiary into NGC and issuing 10.7 million shares of NMC common stock to NGC minority interest stockholders. The merger was accounted for at historic cost, with the exception of the minority interest, which was accounted for using purchase accounting. The excess purchase price over NMC's carrying value of its minority interest (approximately $207 million) was allocated to assets and liabilities of NGC and Stockholders' equity increased $259 million.

Developments in Indonesia

     Newmont operates the Minahasa mine on the island of Sulawesi and the Batu Hijau mine on the island of Sumbawa. Both are in remote locations and have been largely unaffected by civil unrest coinciding with the recent period of political and social change in Indonesia. Both mines operate under Contracts of Work issued by the central government. Indonesia's government has publicly expressed its intention to uphold existing Contracts of Work. In early 2000, a regional court issued a provisional judgment to shut down the Minahasa mine pending resolution of a court case involving taxes on overburden. This matter was resolved in April 2000 when the regional authority agreed that such taxes were not applicable and withdrew its claim. Minahasa agreed to pay approximately $500 thousand related to materials used to build a local road as part of its community development program. During the second and third quarters of 2000, small groups of protestors demonstrated near the mine, shutting down production for intermittent periods. Protestors were led by former landowners seeking additional compensation for property sold to Minahasa over six years ago. Minahasa had previously reviewed the compensation process and determined that its procedures were proper. Compensation amounts had been set by the Indonesian government. Newmont continues to work with the local government and community leaders during this period of change.

Environmental

     Included in 2000 capital expenditures was approximately $4 million to comply with environmental regulations. Expenditures of $8 million are anticipated in 2001. Ongoing costs to comply with environmental regulations have not been a significant component of cash operating costs. Estimated future reclamation costs relating to currently producing mines are accrued over each mine life and at December 31, 2000, $108.9 million had been accrued.

     Newmont spent $18.7 million, $20.3 million and $10.9 million in 2000, 1999 and 1998, respectively, for environmental obligations related to former mining sites discussed in Note 20, and expects to spend approximately $13 million in 2001. In 2000 and 1999, the remediation liability associated with the San Luis property in Colorado was increased $13.2 million and $9.5 million, respectively. The San Luis open-pit gold mine was operated by Battle Mountain and was closed in 1996. At December 31, 2000, $63.5 million was accrued for total estimated future costs associated with all such obligations. It is reasonably possible that the ultimate liability may be as much as 40% greater or lower than the amount accrued at December 31, 2000. Environmental obligations are continuously monitored and reviewed and, although Newmont believes that its reserves are adequate, as additional facts become known, further provisions may be required.

     In June 2000, a transport contractor of Minera Yanacocha spilled approximately 151 kilograms of mercury near the town of Choropampa, Peru, which is located 53 miles southwest of the mine. Mercury is a byproduct of gold mining and was sold to a Lima firm for use in medical instrumentation and industrial applications. A comprehensive health and environmental remediation program was undertaken by Minera Yanacocha. In August 2000, Minera Yanacocha paid under protest a fine of 1.74 million soles (approximately US$500 thousand) to the Peruvian government. Minera Yanacocha entered into agreements with three of the communities impacted by this incident to provide a variety of public works as compensation for the disruption and inconvenience caused by the incident. Estimated costs of $10.0 million for these improvements, other remediation efforts, personal compensation and the fine were included in Other expense in 2000. The Company cannot reasonably predict the likelihood of any additional expenditures related to this matter.

Safe Harbor Statement

     The foregoing discussion and analysis, as well as certain information contained elsewhere in this report, contain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created thereby. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. Forward-looking statements involve certain factors that are subject to change including, but not limited to, the price of gold and copper; interest and currency exchange rates; geological and metallurgical assumptions; operating performance of equipment, processes and facilities; labor relations; timing of receipt of necessary governmental permits or approvals; weather and other acts of God; domestic and foreign laws or regulations, particularly relating to the environment and mining; domestic and international economic and political conditions; the ability of joint venture partners to meet their obligations; the ability of Newmont to obtain or maintain necessary financing; and other risks and hazards associated with mining operations. More detailed information regarding Newmont, its operations and factors that could materially affect its financial position and results of operations are included in NMC's Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission. Many of these factors are beyond Newmont's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements, which relate only as of the date of this document. All subsequent written and oral forward-looking statements attributable to Newmont or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Newmont does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of the document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities law.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and the Shareholders of Newmont Mining Corporation:

     We have audited the accompanying consolidated balance sheets of Newmont Mining Corporation (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newmont Mining Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

     As explained in Notes 2 and 18 to the consolidated financial statements, the Company changed its method of accounting for revenue recognition and start-up costs, effective January 1, 2000 and 1998, respectively.


                                           /s/  Arthur Andersen LLP
                                        ------------------------------
                                           ARTHUR ANDERSEN LLP

Denver, Colorado,
March 20, 2001.

                          NEWMONT MINING CORPORATION
                   STATEMENTS OF CONSOLIDATED OPERATIONS AND
                          COMPREHENSIVE INCOME (LOSS)

                                                                                     Years Ended December 31,
                                                                              ---------------------------------------
                                                                                 2000          1999          1998
                                                                              ----------    ----------    ----------
                                                                                 (In thousands, except per share)
Sales and other income
  Sales.....................................................................  $1,809,450    $1,627,083    $1,730,479
  Dividends, interest and other income......................................      10,281        47,985        19,857
                                                                              ----------    ----------    ----------
                                                                               1,819,731     1,675,068     1,750,336
                                                                              ----------    ----------    ----------
Costs and expenses
  Costs applicable to sales.................................................   1,067,241       981,713       988,192
  Depreciation depletion and amortization...................................     359,453       303,777       368,675
  Exploration and research..................................................      77,377        74,213        93,140
  General and administrative................................................      61,930        67,896        63,838
  Interest, net of amounts capitalized......................................      94,567        77,654        96,618
  Expenses for acquisition settlement.......................................      42,181            --            --
  Write-down of assets......................................................      58,415        39,484       719,827
  Merger expenses...........................................................       6,897            --            --
  Other.....................................................................      34,606        25,980        11,060
                                                                              ----------    ----------    ----------
                                                                               1,802,667     1,570,717     2,341,350
                                                                              ----------    ----------    ----------
Operating income (loss).....................................................      17,064       104,351      (591,014)

Unrealized mark-to-market gain (loss) on call options.......................      26,796       (44,821)           --
Loss on marketable securities of Lihir......................................     (23,863)           --            --
                                                                              ----------    ----------    ----------
Pre-tax income (loss) before minority interest, equity loss and
 cumulative effect of changes in accounting principles......................      19,997        59,530      (591,014)
Income tax (expense) benefit................................................      (1,206)      (21,777)      167,045
Minority interest in income of affiliates...................................     (91,170)      (40,691)      (67,179)
Minority interest in Newmont Gold Company...................................          --            --        (4,093)
Equity loss and impairment of affiliates....................................      (9,923)      (91,627)     (105,902)
                                                                              ----------    ----------    ----------
Net loss before cumulative effect of changes in accounting
 principles.................................................................     (82,302)      (94,565)     (601,143)
Cumulative effect of changes in accounting principles, net..................     (12,572)           --       (32,924)
                                                                              ----------    ----------    ----------
Net loss....................................................................     (94,874)      (94,565)     (634,067)
Preferrred stock dividends..................................................      (7,475)       (7,475)       (7,475)
                                                                              ----------    ----------    ----------
Net loss applicable to common shares........................................  $ (102,349)   $ (102,040)   $ (641,542)
                                                                              ==========    ==========    ==========
Other comprehensive income (loss)...........................................        (526)       (3,988)        1,409
                                                                              ----------    ----------    ----------
Comprehensive loss..........................................................  $ (102,875)   $ (106,028)   $ (640,133)
                                                                              ==========    ==========    ==========
Net loss before cumulative effect of changes in accounting principles
 per common share, basic and diluted........................................  $    (0.47)   $    (0.53)   $    (3.32)
Cumulative effect of changes in accounting principles per common
 share, basic and diluted...................................................       (0.06)           --         (0.18)
                                                                              ----------    ----------    ----------
Net loss per common share, basic and diluted................................  $    (0.53)   $    (0.53)   $    (3.50)
                                                                              ==========    ==========    ==========
Basic and diluted weighted average common shares outstanding................     192,218       191,602       183,139
                                                                              ==========    ==========    ==========

       The accompanying notes are an integral part of these statements.

                           NEWMONT MINING CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                                                                                                        At December 31,
                                                                                                        ---------------
                                                                                                     2000              1999
                                                                                                     ----              ----
                                                                                                 (In thousands, except shares
                                                                                                        and per share)
                                      ASSETS
Cash and cash equivalents................................................................        $   77,558         $  122,832
Restricted cash..........................................................................               406                 --
Short-term investments...................................................................             7,084              9,414
Accounts receivable......................................................................            29,281             50,886
Put option premiums......................................................................                --             19,148
Inventories..............................................................................           361,040            353,728
Prepaid taxes............................................................................            46,307             48,623
Marketable securities of Lihir...........................................................            37,879                 --
Current portion of deferred income tax assets............................................             9,624             10,226
Other current assets.....................................................................            42,989             36,103
                                                                                                 ----------         ----------
  Current assets.........................................................................           612,168            650,960
Property, plant and mine development, net................................................         2,190,504          2,271,989
Investment in Batu Hijau.................................................................           527,568            438,318
Other investments........................................................................            12,814             78,989
Long-term inventory......................................................................           163,782            171,206
Deferred income tax assets...............................................................           294,939            201,139
Restricted cash..........................................................................            41,968             40,000
Other long-term assets...................................................................            73,023             99,315
                                                                                                 ----------         ----------
  Total assets...........................................................................        $3,916,766         $3,951,916
                                                                                                 ==========         ==========
                                  LIABILITIES
Short-term borrowings....................................................................        $   10,000         $       --
Current portion of long-term debt........................................................            40,447             25,843
Debt due upon disposal of Lihir securities...............................................            30,000             30,000
Accounts payable.........................................................................            87,757             53,926
Current portion of deferred income tax liabilities.......................................            10,223             29,520
Other accrued liabilities................................................................           220,175            223,367
                                                                                                 ----------         ----------
  Current liabilities....................................................................           398,602            362,656
Long-term debt...........................................................................         1,129,390          1,191,023
Deferred revenue from sale of future production..........................................           137,198            137,198
Reclamation and remediation liabilities..................................................           160,548            134,228
Fair value of written call options.......................................................            55,638             82,434
Deferred income tax liabilities..........................................................           104,649             98,855
Other long-term liabilities..............................................................           239,384            183,703
                                                                                                 ----------         ----------
  Total liabilities......................................................................         2,225,409          2,190,097
                                                                                                 ----------         ----------
Commitments and contingencies (See Note 10 and 21)
Minority interest in affiliates..........................................................           191,314            191,496
                                                                                                 ----------         ----------
                           STOCKHOLDERS' EQUITY
Convertible preferred stock, $5.00 par value, 2.3 million authorized and issued..........           110,578            110,578
Common stock--$1.60 par value; 250 million shares authorized; 185.1 million and
 181.6 million shares issued, less 157 thousand and 242 thousand treasury shares,
 respectively............................................................................           295,928            290,285
Additional paid-in capital...............................................................         1,380,419          1,353,467
Accumulated other comprehensive loss.....................................................           (25,788)           (25,262)
Retained deficit.........................................................................          (261,094)          (158,745)
                                                                                                 ----------         ----------
  Total stockholders' equity.............................................................         1,500,043          1,570,323
                                                                                                 ----------         ----------
  Total liabilities and stockholders' equity.............................................        $3,916,766         $3,951,916
                                                                                                 ==========         ==========

       The accompanying notes are an integral part of these statements.

                           NEWMONT MINING CORPORATION
           STATEMENTS OF CONSOLIDATED CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                         Accumulated
                                                        Convertible     Common Stock      Additional        Other        Retained
                                                         Preferred      ------------       Paid-In      Comprehensive    Earnings
                                                          Amount      Shares    Amount     Capital      Income (Loss)   (Deficit)
                                                        -----------  -------   --------   ----------   --------------   ---------
                                                                                     (In thousands)
Balance at December 31, 1997..........................  $   110,578  169,271   $270,832   $1,153,203   $     (22,683)   $ 584,821
 Common stock issued for acquisition of
  minority interest of Newmont Gold Company...........           --   10,694     17,111      242,225              --          --
 Shares issued under retirement savings
  plans...............................................           --        6          9          278              --          --
 Shares issued under stock compensation
  plans...............................................           --       52         83        1,538              --          --
 Shares exchanged.....................................           --      625        999         (999)             --          --
 Net loss.............................................           --       --         --           --              --    (634,067)
 Common stock dividends...............................           --       --         --      (30,596)             --          --
 Preferred stock dividends............................           --       --         --           --              --      (7,475)
 Other................................................           --       --         --           --           1,409          16
                                                        -----------  -------   --------   ----------   -------------   ---------
Balance at December 31, 1998..........................      110,578  180,648    289,034    1,365,649         (21,274)    (56,705)
 Shares issued under retirement savings
  plans...............................................           --      384        614        7,186              --          --
 Shares issued under stock compensation
  plans...............................................           --       69        110        1,230              --          --
 Shares exchanged.....................................           --      329        527         (527)             --          --
 Net loss.............................................           --       --         --           --              --     (94,565)
 Common stock dividends...............................           --       --         --      (20,097)             --          --
 Preferred stock dividends............................           --       --         --           --              --      (7,475)
 Other................................................           --       --         --           26          (3,988)         --
                                                        -----------  -------   --------   ----------   -------------   ---------
Balance at December 31, 1999..........................      110,578  181,430    290,285    1,353,467         (25,262)   (158,745)
 Shares issued under retirement savings
  plans...............................................           --      408        825        9,547              --          --
 Shares issued under stock compensation
  plans...............................................           --      216        193        2,195              --          --
 Shares exchanged.....................................           --      263        420         (420)             --          --
 Shares issued for acquisition settlement.............           --    2,628      4,205       35,795              --          --
 Net loss.............................................           --       --         --           --              --     (94,874)
 Common stock dividends...............................           --       --         --      (20,165)             --          --
 Preferred stock dividends............................           --       --         --           --              --      (7,475)
 Other................................................           --       --         --           --            (526)         --
                                                        -----------  -------   --------   ----------   -------------   ---------
Balance at December 31, 2000..........................  $   110,578  185,945   $295,928   $1,380,419   $     (25,788)  $(261,094)
                                                        ===========  =======   ========   ==========   =============   =========



        The accompanying notes are an integral part of these statements.

                           NEWMONT MINING CORPORTION
                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                Years Ended December 31,
                                                                           -----------------------------------
                                                                              2000        1999         1998
                                                                           ---------   ---------    ---------
                                                                                     (In thousands)
Operating Activities
 Net loss................................................................  $ (94,874)  $ (94,565)   $(634,067)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation, depletion and amortization...............................    359,453     303,777      368,675
  Amortization of capitalized mining costs...............................    103,079      38,334       63,820
  Deferred tax benefit...................................................    (69,234)    (62,895)    (228,211)
  Unrealized mark-to-market (gain) loss on call options..................    (26,796)     44,821           --
  Loss on marketable securities of Lihir.................................     23,863          --           --
  Stock issued for acquisition settlement................................     40,000          --           --
  Write-down of assets...................................................     58,415      39,384      719,827
  Amortization of put option premiums....................................     19,149      18,465           --
  Cumulative effect of change in accounting principle....................     12,572          --       32,924
  Foreign currency exchange loss (gain)..................................      6,177      (8,214)      12,375
  Minority interest, net of dividends....................................     61,366       1,857       34,523
  Undistributed losses of affiliated company.............................      9,923      91,627      105,902
  (Gain) loss on asset sales and other...................................     (3,015)    (24,502)       3,379
  (Increase) decrease in operating assets:
    Accounts receivable..................................................     (8,337)     32,482       26,920
    Inventories..........................................................    (21,249)    (21,733)     (10,077)
    Other assets.........................................................    (20,256)     (1,947)      (4,581)
  Increase (decrease) in operating liabilities:
    Accounts payable and other accrued liabilities.......................     54,676      57,323      (43,522)
    Other liabilities....................................................     62,857      37,001        3,292
                                                                           ---------   ---------    ---------
Net cash provided by operating activities................................    567,769     451,215      451,179
                                                                           ---------   ---------    ---------
Investing Activities
 Additions to property, plant and mine development.......................   (420,939)   (270,240)    (262,525)
 Advances to affiliated company..........................................   (100,389)   (158,878)    (147,229)
 Repayments from joint ventures and affiliates...........................     21,562      19,873           --
 Proceeds from sale of future production.................................         --     137,198           --
 Cash effect of affiliate merger/additional interest acquired............    (54,700)         --      (75,868)
 Proceeds from asset sales and other.....................................     10,480      42,689       40,281
                                                                           ---------   ---------    ---------
Net cash used in investing activities....................................   (543,986)   (229,358)    (445,341)
                                                                           ---------   ---------    ---------
Financing Activities
 Proceeds from short-term debt...........................................     10,000     (14,850)       9,948
 Repayments of short-term debt...........................................         --          --      (25,771)
 Proceeds from long-term debt............................................    497,000     177,000      135,000
 Repayments of long-term debt............................................   (543,631)   (431,744)    (153,318)
 Dividends paid on common and preferred stock............................    (27,640)    (27,572)     (38,071)
 Decrease (increase) in restricted cash..................................     (2,146)    (31,045)      10,183
 Other  .................................................................      1,035      (1,017)      (1,443)
                                                                           ---------   ---------    ---------
Net cash used in financing activities....................................    (65,382)   (329,228)     (63,472)
                                                                           ---------   ---------    ---------
Effect of exchange rate changes on cash..................................     (3,675)     (5,795)      (2,400)
                                                                           ---------   ---------    ---------
Net change in cash and cash equivalents..................................    (45,274)   (113,166)     (60,034)
Cash and cash equivalents at beginning of year...........................    122,832     235,998      296,032
                                                                           ---------   ---------    ---------
Cash and cash equivalents at end of year.................................  $  77,558   $ 122,832    $ 235,998
                                                                           =========   =========    =========

     See Note 17 for cash flow information.

       The accompanying notes are an integral part of these statements.

                          NEWMONT MINING CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  THE COMPANY

  Newmont Mining Corporation and its subsidiaries (collectively, "NMC" or the "Company") is a worldwide company engaged in the production of gold, exploration for gold and acquisition of gold properties. The Company also has an interest in a copper/gold mine that commenced production in late 1999. Prior to October 1998, NMC conducted its operations through its subsidiary, Newmont Gold Company ("NGC"). These consolidated financial statements give effect to the NMC/Battle Mountain merger described below.

Battle Mountain Merger

  On January 10, 2001, the Company completed a merger with Battle Mountain Gold Company ("Battle Mountain") pursuant to an agreement and plan of merger, dated as of June 21, 2000, under which each share of common stock of Battle Mountain and each exchangeable share of Battle Mountain Canada Ltd. (a wholly-owned subsidiary of Battle Mountain) was converted into the right to receive 0.105 shares of NMC, approximately 24.1 million shares. The Company also exchanged 2.3 million shares of newly issued $3.25 convertible preferred stock for all outstanding shares of Battle Mountain $3.25 convertible preferred stock. The merger was accounted for as a pooling of interests, and as such, the consolidated financial statements include Battle Mountain's financial data as if Battle Mountain had always been part of NMC.

  The Company expects one-time merger expenses to total approximately $35 million, of which $20 million relates to investment advisory and professional fees and $15 million to employee benefit and severance costs. The majority of such expenses will be charged to income in 2001. As of December 31, 2000, the Company incurred $6.9 million of such expenses.

  The following table sets forth results of operations of the previously separate companies for the periods before the combination:

                                                                                           Years Ended December 31,
                                                                                   ------------------------------------------
                                                                                     2000             1999             1998
                                                                                   --------         --------         --------
  Sales
    Pre-merger:
     NMC...................................................................        $1,554.9         $1,398.9         $1,453.9
     Battle Mountain.......................................................        $  254.5         $  228.2         $  276.6
                                                                                   --------         --------         --------
    Post-merger:                                                                   $1,809.4         $1,627.1         $1,730.5
                                                                                   ========         ========         ========
  Net income (loss) applicable to common shares:
    Pre-merger:
     NMC...................................................................        $  (18.9)        $   24.8         $ (393.4)
     Battle Mountain.......................................................        $  (83.4)        $ (126.8)        $ (248.1)
                                                                                   --------         --------         --------
    Post-merger:                                                                   $ (102.3)        $ (102.0)        $ (641.5)
                                                                                   ========         ========         ========

Niugini Mining and Lihir Gold Merger

  Battle Mountain held a 50.45% interest in Niugini Mining and, through this interest at December 31, 1999 and 1998, held a 7.52% and 8.65% interest, respectively, in Lihir Gold that operates a gold mine in Papua New Guinea. In February 2000, Lihir Gold merged with Niugini Mining whereby Niugini Mining shareholders received one share of Lihir Gold for each share of Niugini Mining, together with one additional share of Lihir Gold for each A$1.45 of Niugini Mining's net cash balance of $54.7 million. As a result of the merger, Battle Mountain received 111.3 million shares of Lihir Gold, representing a 9.74% interest reflected in Marketable securities of Lihir as a cost investment available for sale. Battle Mountain had been pursuing options to dispose of its interest in Niugini Mining since December 1998. Prior to 2000, Niugini Mining was consolidated into the Company's results and its interest in Lihir Gold was accounted for as an equity investment. As of December 31, 2000, Lihir securities were written down $23.9 million as an other than temporary loss resulting from the length of time and extent to which their market value had been less than their cost basis.

NGC Merger

  Prior to October 1998, NMC owned 93.75% of the common stock of NGC. In October 1998, NMC acquired the remaining 6.25% interest of NGC through the merger of a wholly-owned subsidiary of NMC into NGC. The merger was accounted for at historic cost, with the exception of the minority interest, which was accounted for as a purchase. The purchase price was based on the $24.25 per share value of the 10.7 million shares of NMC common stock issued to NGC stockholders. The excess purchase price over the carrying value of such minority interest (including transaction costs of $1.0 million and related deferred taxes of $53.6 million) was $206.9 million and was allocated to NGC's assets and liabilities based on their respective fair market values ($122.0 million to Investment in Batu Hijau and $84.9 million to Property, plant and mine development primarily for Yanacocha). The Company's stockholders' equity increased $259.3 million as a result of this transaction.

Operations

  The Company's sales result from operations in the United States, Canada, Mexico, Peru, Bolivia, Uzbekistan, Indonesia and Australia. Gold mining requires the use of specialized facilities and technology. The Company relies heavily on such facilities to maintain its production levels. Also, the cash flow and profitability of the Company's current operations are significantly affected by the market price of gold and copper. These commodity prices can fluctuate widely and are affected by numerous factors beyond the Company's control.


NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

  The consolidated financial statements include the accounts of Newmont Mining Corporation and the more-than-50%-owned subsidiaries that it controls. The Company also includes its pro-rata share of assets, liabilities and operations for unincorporated joint ventures in which it has an interest. All significant intercompany balances and transactions have been eliminated. The functional currency for all subsidiaries is the U. S. dollar, except for Canadian and Australian operations where the functional currency is the local currency.

Cash and Cash Equivalents

  Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value. Cash and cash equivalents are invested in United States Treasury bills and high-quality commercial paper and time deposits.

Investments

  Short-term investments are carried at cost, which approximates market, and include Eurodollar, government and corporate obligations rated AA or higher.

  Investments in incorporated entities in which the Company's ownership is greater than 20% and less than 50%, or which the Company does not control, are accounted for by the equity method and are included in long-term assets. Income or loss from such investments is included in Equity loss and impairment of affiliates. Other investments in nonmarketable securities in which the Company's ownership interest is less than 20% and in which the Company has no significant influence are recorded at cost in long-term assets. Unrealized gains or losses on these investments are included in Other comprehensive income (loss), while realized gains or losses are included in net income. Investments in marketable securities held for sale are marked to market at each period end. When declines in value on such securities are deemed temporary, losses are reflected in Other comprehensive loss, and if deemed other than temporary, losses are reflected in net income (loss).

Inventories

  Precious metals, ore and in-process inventories, and materials and supplies are stated at the lower of average cost or net realizable value. Prior to the change in accounting method for revenue recognition discussed below, precious metals inventory was stated at market value.

Property, Plant and Mine Development

  Expenditures for new facilities or expenditures that extend the useful lives of existing facilities are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives of such facilities. Productive lives range from 2 to 21 years, but do not exceed the estimated mine life based on proven and probable reserves.

  The Company adopted AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") effective January 1, 1998. Under this accounting method, certain costs, such as organization, training and pre-feasibility expenses incurred in the start-up phase of a project are expensed as incurred (See Note 19).

  Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, including costs to further delineate the ore body and remove overburden to initially expose the ore body, are capitalized. Such costs, and estimated future development costs, are amortized using the unit-of-production method over the estimated life of the ore body based on proven and probable reserves. Ongoing development expenditures to maintain production are generally charged to operations as incurred.

  Significant payments related to the acquisition of land and mineral rights are capitalized. If a mineable ore body is discovered, such costs are amortized when production begins using the unit-of-production method based on proven and probable reserves. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value.

  Interest expense allocable to the cost of developing mining properties and to constructing new facilities is capitalized until assets are ready for their intended use.

  Gains or losses from normal sales or retirements of assets are included in other income or expense.

Asset Impairment

  The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured as the amount by which asset carrying value exceeds fair value. Fair value is determined using estimated future cash flow analysis. An impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows include estimates of recoverable ounces, gold prices (considering current and historical prices, price trends and related factors), production levels, capital and reclamation costs, all based on detailed engineering life-of-mine plans. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of cash flows from other asset groups. Generally, all assets at a particular mine are used together to generate cash flow. At the Nevada operations, with a number of ore types and processing facilities, assets are grouped according to the processing facility at which ores will be processed. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. Any differences between significant assumptions and market conditions and/or the Company's performance could have a material effect on the Company's financial position and results of operations (See Note 16).

Revenue Recognition

  The Company changed its accounting method for revenue recognition in accordance with the U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, such that revenue is recognized upon delivery of third-party refined gold to the customer. Previously, revenue was recognized when the production process was complete or when gold was poured in dore form at the mine (See Note 18). Initial proceeds from prepaid forward sales contracts are recorded as deferred revenue and are recognized in income when the related gold is delivered.

Mining Costs

  In general, mining costs are charged to operations as incurred. However, certain of the Company's deposits have diverse grade and waste-to-ore ratios over the mine's life. Mining costs for these deposits, to the extent they do not relate to current gold production, are capitalized and then charged to operations when the applicable gold is produced.

Reclamation and Remediation Costs

  Estimated future reclamation costs are based principally on legal and regulatory requirements. Such costs related to active mines are accrued and charged over the expected operating lives of the mines using the unit-of-production method. Future remediation costs for inactive mines are accrued based on management's best estimate at the end of each period of the undiscounted costs expected to be incurred at a site. Such cost estimates include, where applicable, ongoing care, maintenance and monitoring costs. Changes in estimates are reflected in earnings in the period an estimate is revised.

Income and Mining Taxes

  The Company accounts for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of the Company's liabilities and assets and the related income tax basis for such liabilities and assets. This method generates a net deferred income tax liability or net deferred income tax asset for the Company as of the end of the year, as measured by the statutory tax rates in effect as enacted. The Company derives its deferred income tax charge or benefit by recording the change in the net deferred income tax liability or net deferred income tax asset balance for the year. Mining taxes represent Canadian provincial taxes levied on mining operations and are classified as income taxes since such taxes are based on a percentage of mining profits.

  The Company's deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets that it believes will more likely than not fail to be realized.

Foreign Currency

  Assets and liabilities of foreign affiliates in Canada and Australia are translated at exchange rates in effect at each period end. Revenues and expenses are translated at the average exchange rate for the period. Accumulated currency translation adjustments are included in Other comprehensive income (loss). Foreign currency transaction gains or losses are included in net income.

Commodity Instruments

  On a limited basis the Company has entered into commodity contracts to protect the selling price for certain anticipated gold production. The Company does not acquire, hold or issue commodity instruments for trading or speculative purposes.

  Put option contracts purchased by the Company provide the right, but not the obligation, to sell a specified number of ounces of gold at a specified strike price. Put options qualify for deferral accounting such that gains or losses on the contracts are recognized as the designated production is delivered or as the options expire. The initial fair value of put options is recorded as Put option premiums and is amortized over the term of the options.

  Call option contracts sold by the Company provide the contract holder the right, but not the obligation, to buy a specified number of ounces of gold at a specified strike price. The call option contracts are recorded at fair value and are marked to market at each reporting date.

  Certain combination, time-matched written call and purchased put options (known as "collars") together provide a minimum and maximum potential price for contract ounces of gold. Premiums paid or received are included in sales income in the period such collars expire.

  Forward sales contracts enable the Company to deliver to a counterparty a specified number of ounces of gold at a specified price and date. Gains and losses realized on these contracts, as well as any cost or revenue associated therewith, are recognized in sales when the related gold is delivered.

  Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and hedging activity. SFAS No. 133 is effective January 1, 2001. SFAS No. 133 requires recognition of all derivative instruments on the balance sheet as either assets or liabilities and measurement at fair value. Changes in the derivative's fair value will be recognized currently in earnings unless specific hedge accounting criteria are met. Gains and losses on derivative hedging instruments must be recorded in either other comprehensive income (loss) or current earnings (loss), depending on the nature of the instrument. Upon adoption of the statement, a net derivative asset of $2.6 million will be recorded, with unrealized gains of $1.7 million to other comprehensive income and an increase of $0.9 million to Deferred income tax liabilities. Call option contracts will continue to be marked to market in current earnings.

Earnings Per Common Share

  Earnings or loss per share are presented for basic and diluted net income
(loss) and, if applicable, for net income or loss before the cumulative effect of a change in accounting principle. Basic earnings per share is computed by dividing net income or loss (the numerator) by the weighted-average number of outstanding common shares, including Battle Mountain Canada exchangeable shares, (the denominator) for the period. The computation of diluted earnings per share includes the same numerator, but the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued (such as the common share equivalents for employee stock options).

Comprehensive Income

  In addition to net income, comprehensive income includes all changes in equity during a period (such as adjustments to minimum pension liabilities, foreign currency translation adjustments and cumulative unrecognized changes in fair value of marketable securities held for sale or other investments), except those resulting from investments by and distributions to owners. Beginning January 2001 with the adoption of SFAS 133, the effective portion of changes in fair value of derivative instruments that qualify as cash flow hedges will also be included in comprehensive income.

Use of Estimates

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Reclassifications

  Certain amounts in prior years have been reclassified to conform to the 2000 presentation.

NOTE 3    INVENTORIES


                                                  At December 31,
                                                  ---------------
                                              2000             1999
                                              ----             ----
                                                  (In thousands)
     Current:
       Ore and in-process inventories......  $241,181        $190,576
       Precious metals.....................    23,452          61,116
       Materials and supplies..............    95,395         100,786
       Other...............................     1,012           1,250
                                             --------        --------
                                             $361,040        $353,728
                                             ========        ========
     Ore-in-stockpiles (included in
       Long-term inventory)................  $163,782        $171,206
                                             ========        ========


NOTE 4  PROPERTY, PLANT AND MINE DEVELOPMENT

                                                    At December 31,
                                                    ---------------
                                                2000               1999
                                                ----               ----
                                                     (In thousands)
     Land and mining claims................  $   326,023        $   295,784
     Buildings and equipment...............    3,089,978          3,019,934
     Mine development......................      927,516            797,418
     Construction-in-progress..............      304,846            254,196
                                             -----------        -----------
                                               4,648,363          4,367,332
     Accumulated depreciation, depletion
       and amortization....................   (2,582,191)        (2,294,201)
     Capitalized mining costs..............      124,332            198,858
                                             -----------        -----------
                                             $ 2,190,504        $ 2,271,989
                                             ===========        ===========


NOTE 5  INVESTMENT IN BATU HIJAU

  The Company and an affiliate of Sumitomo Corporation ("Sumitomo") are partners in the Nusa Tenggara Partnership ("NTP") that holds 80% of P.T. Newmont Nusa Tenggara ("PTNNT"), the owner of the Batu Hijau copper/gold mine in Indonesia. Production began in the fourth quarter of 1999 and the projected mine life is in excess of 20 years. The development cost of Batu Hijau was approximately $1.83 billion.

  The Company and Sumitomo have an indirect 45% and 35% interest, respectively, in PTNNT. The remaining 20% interest is held by an unrelated Indonesian company. Because the Company and Sumitomo have carried the investment of the 20% owner, until recouping the bulk of its construction investment, including interest, the Company recognizes 56.25% of Batu Hijau's income (loss).

  The Company accounts for its investment in Batu Hijau as an equity investment due to each partner's significant participating rights in the business and the unanimous approval required for major partnership decisions. At December 31, 2000 and 1999, such investment was $527.6 million and $438.3 million, respectively, based on U.S. generally accepted accounting principles. Differences between 56.25% of the NTP's net assets and the Company's investment include (i) $220 million for the fair market value adjustment recorded by NTP in conjunction with the Company's initial contribution, (ii) $48 million for intercompany charges, (iii) $122 million for the fair market value adjustment recorded by the Company in conjunction with the NGC minority interest acquisition and (iv) $148 million for contributions recorded by the Company that were classified as debt by NTP. Certain of these amounts are amortized or depreciated on a unit-of-production basis. The Company's investment also reflects $42 million for exploration expenditures incurred prior to the formation of NTP. (See Note 17 for a description of the the Company's equity loss in Batu Hijau. Batu Hijau's Net income (loss) reflects the elimination of interest between PTNNT and NTP).

  Project development was funded by $1.0 billion from third party loans (Senior
Debt) and $0.83 billion from the Company and Sumitomo. The Senior Debt was guaranteed by the Company and Sumitomo, 56.25% and 43.75%, respectively, until project completion tests were met in October 2000, at which time the debt became non-recourse. Repayment of borrowings under the Senior Debt will be in semi-annual installments of $43.5 million from May 2001 through November 2010. The semi-annual installments will be reduced to $22.1 million from May 2011 through November 2013. The interest rate is based on blended fixed and floating rates. The weighted average interest rates were 6.6% and 6.4% during 2000 and 1999, respectively, and 7.0% and 6.6% at December 31, 2000 and 1999, respectively.

  Following is summarized financial information for NTP based on U.S. generally accepted accounting principles (in thousands):

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                         2000            1999           1998
                                                                                         ----            ----           ----
   Sales and other income.......................................................       $431,893         $15,224       $     93
   Income (loss) before cumulative effect of a change in accounting
       principle................................................................       $(70,761)        $11,846       $(19,284)
   Net income (loss)............................................................       $(70,761)        $11,846       $(69,410)

                                                                                                     At December 31,
                                                                                                     ---------------
                                                                                                   2000            1999
                                                                                                   ----            ----
   Current assets..........................................................................      $  209,011      $  137,542
   Property, plant and mine development, net...............................................      $2,020,386      $1,956,515
   Other assets............................................................................      $  135,674      $  154,604
   Debt and related interest to partners and affiliates....................................      $  283,504      $  195,478
   Other current liabilities...............................................................      $  198,455      $  207,645
   Long-term debt--third parties (including current portion)...............................      $1,000,000      $1,000,000
   Other liabilities.......................................................................      $    2,013      $      132

NOTE 6  OTHER ACCRUED LIABILITIES

                                                                                                         At December 31,
                                                                                                         ---------------
                                                                                                       2000           1999
                                                                                                       ----           ----
                                                                                                         (In thousands)
   Payroll and related benefits...............................................................       $ 66,386       $ 60,531
   Interest...................................................................................         29,989         30,408
   Deferred revenue...........................................................................         14,850             --
   Reclamation and remediation................................................................         14,412         13,529
   Taxes other than income....................................................................          9,249          4,004
   Income and mining taxes....................................................................         11,372         51,085
   Royalties..................................................................................          1,624          6,737
   Severance benefits.........................................................................            743          1,489
   Other......................................................................................         71,550         55,584
                                                                                                     --------       --------
                                                                                                     $220,175       $223,367
                                                                                                     ========       ========

NOTE 7  INCOME TAXES

  The Company's income tax (expense) benefit consisted of (in thousands):

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                                      2000             1999             1998
                                                                                      ----             ----             ----
  Current:
     Domestic...............................................................        $(31,774)        $ (7,072)        $     --
     Foreign................................................................         (59,131)         (75,428)         (59,444)
                                                                                    --------         --------         --------
                                                                                     (90,905)         (82,500)         (59,444)
                                                                                    --------         --------         --------
  Deferred:
     Domestic...............................................................          33,501           69,693          234,509
     Foreign................................................................          56,198           (8,970)          (8,020)
                                                                                    --------         --------         --------
                                                                                      89,699           60,723          226,489
                                                                                    --------         --------         --------
  Total tax (expense) benefit...............................................        $ (1,206)        $(21,777)        $167,045
                                                                                    ========         ========         ========

  The Company's income tax (expense) benefit differed from the amounts computed by applying the United States corporate income tax statutory rate for the following reasons (in thousands):

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                       2000             1999             1998
                                                                                       ----             ----             ----
   U.S. corporate income tax at statutory rate..............................        $ (6,999)        $(20,835)       $ 206,855
   Percentage depletion.....................................................          13,616           11,353           29,793
   Valuation allowance on deferred tax assets...............................         (17,986)         (30,925)        (111,048)
   Foreign tax credits......................................................           1,834            7,631            9,105
   Foreign losses...........................................................          19,297           18,959           41,848
   Other....................................................................         (10,968)          (7,960)          (9,508)
                                                                                    --------         --------        ---------
   Total tax (expense) benefit..............................................        $ (1,206)        $(21,777)       $ 167,045
                                                                                    ========         ========        =========

  The Company's pretax income (loss) before minority interest, equity loss and cumulative effect of a change in accounting principle consisted of (in thousands):

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                    2000              1999               1998
                                                                                    ----              ----               ----
   Domestic..............................................................        $(186,040)        $(149,153)         $(670,383)
   Foreign...............................................................          206,037           208,683             79,369
                                                                                 ---------         ---------          ---------
                                                                                 $  19,997         $  59,330          $(591,014)
                                                                                 =========         =========          =========

  Components of the Company's consolidated deferred income tax assets and liabilities are as follows (in thousands):

                                                                                                         At December 31,
                                                                                                         ---------------
                                                                                                      2000               1999
                                                                                                      ----               ----
  Deferred tax assets:
     Exploration costs......................................................................        $  76,266          $  58,085
     Depreciation...........................................................................           43,922             36,877
     Depletion of the cost of land and mining claims........................................          230,824            235,318
     Alternative minimum tax credit carry forward...........................................           51,214             45,540
     Capitalized inventory costs............................................................           22,360             19,665
     Remediation and reclamation costs......................................................           23,915             32,079
     Mine development costs.................................................................            4,826            (16,698)
     Net operating loss carry forwards......................................................           52,182             40,725
     Retiree benefit costs..................................................................           19,341             18,263
     Sale/leaseback transaction, net........................................................            2,761              6,184
     Relocation/reorganization costs........................................................              625              1,215
     Unrealized mark-to-market adjustments and amortization of put option
       premiums.............................................................................            6,307             22,150
     Other  ................................................................................            1,795             (3,130)
                                                                                                    ---------          ---------
                                                                                                      536,338            496,273
     Valuation allowance for deferred tax assets............................................         (191,117)          (174,108)
                                                                                                    ---------          ---------
     Net deferred tax assets................................................................          345,221            322,165
                                                                                                    ---------          ---------
  Deferred tax liabilities:
     Net undistributed earnings from subsidiaries...........................................          (66,008)          (146,094)
     Capitalized mining costs...............................................................          (40,550)           (65,243)
     Capitalized interest...................................................................          (30,813)           (24,849)
     Other  ................................................................................          (18,159)            (2,989)
                                                                                                    ---------          ---------
        Deferred tax liabilities............................................................         (155,530)          (239,175)
                                                                                                    ---------          ---------
     Deferred tax assets, net of deferred tax liabilities...................................        $ 189,691          $  82,990
                                                                                                    =========          =========

  Net deferred tax assets of $314.4 million and $222.8 million related to domestic tax jurisdictions and net deferred tax liabilities of $115.5 million and $83.7 million related to foreign tax jurisdictions at December 31, 2000 and 1999, respectively.

NOTE 8  DEBT

Long-Term Debt

  Long-term debt consisted of (in thousands):

                                                                                                  At December 31,
                                                                                                  ---------------
                                                                                               2000               1999
                                                                                               ----               ----
   Sale-leaseback of refractory ore treatment plant................................         $  327,125         $  335,482
   Credit facility.................................................................            147,000            210,000
   Canadian Imperial Bank of Commerce loan.........................................             87,120            104,400
   8/3//8% debentures, net.........................................................            199,916            199,902
   8/5//8% notes...................................................................            150,000            150,000
   6% convertible subordinated debentures..........................................             99,980             99,980
   Medium-term notes...............................................................             32,000             32,000
   Project financings..............................................................            156,696            115,102
                                                                                            ----------         ----------
                                                                                             1,199,837          1,246,866
   Current maturities..............................................................            (40,447)           (25,843)
   Debt due upon disposal of Lihir Gold securities.................................            (30,000)           (30,000)
                                                                                            ----------         ----------
                                                                                            $1,129,390         $1,191,023
                                                                                            ==========         ==========


  Scheduled minimum long-term debt repayments are $57.1 million in 2001, $351.1 million in 2002, $105.7 million in 2003, $53.3 million in 2004, $312.6 million in 2005 and $320.0 million thereafter. These scheduled payments include amounts associated with the Canadian Imperial Bank of Commerce loan, which was paid-in-full following the NMC/Battle Mountain merger. The Company may accelerate credit facility repayments, depending on available operating cash flow.


 Sale-Leaseback of the Refractory Ore Treatment Plant

  In September 1994, the Company entered into a sale and leaseback agreement for its refractory ore treatment plant located at Carlin, Nevada. The transaction was accounted for as debt and the cost of the refractory ore treatment plant was recorded as a depreciable asset. The lease term is 21 years and aggregate future minimum lease payments, which include interest, as of December 31, 2000 and 1999 were $519.4 million and $549.1 million, respectively. Payments are $29.7 million annually over the next five years. The lease includes purchase options during and at the end of the lease at predetermined prices. The interest rate on this sale-leaseback transaction is 6.36%. Because this asset is specialized, it is not practicable to estimate the fair value of this debt. In connection with this transaction, the Company entered into certain interest rate hedging contracts that were settled for a gain of $11 million, which is recognized as a reduction of interest expense over the term of the lease. Including this gain, the effective interest rate on the transaction is 6.15%.


 Credit Facilities

  In June 1997, the Company entered into a $1.0 billion revolving credit facility with a consortium of banks. As of December 31, 2000, $147.0 million was outstanding under the credit facility, which expires in June 2002. Interest rates are variable, can be fixed for up to six months at the option of the Company and are subject to adjustment if changes in the Company's long-term debt ratings occur. As of December 31, 2000 and 1999, the interest rate was 6.9% and 6.7%, respectively, and the weighted average interest rate for such years was 6.9% and 5.4%, respectively. An annual facility fee, currently 0.1%, is required based on the lenders' total commitment. The fair value of amounts outstanding under the credit facility at December 31, 2000 approximated the related carrying amount.

  The credit facility contains certain covenants, including limitations on aggregate consolidated indebtedness (including guarantees) to 60% of total capitalization, requirements for $1.0 billion of minimum consolidated tangible net worth and limitations on incurring liens, fundamental business changes and transactions with affiliates.

 Canadian Imperial Bank of Commerce (CIBC) Loan

  Battle Mountain Canada entered into a $145.0 million loan agreement with CIBC in 1997 in conjunction with its purchase of Niugini Mining from Battle Mountain that was secured by Niugini Mining stock. As of December 31, 200 and 1999, $87.1 million and $104.4 million was outstanding. In October 1999, the loan was restructured into three "tranches". A $40.0 million tranche, due December 31, 2003, was to be repaid from a $40.0 million collateral cash account established at the time of restructuring (reflected in Restricted cash). A $30.0 million tranche was due the earlier of the sale of Lihir Gold stock or December 31, 2003, and a $34.4 million tranche was payable in 14 equal quarterly installments beginning September 30, 2000. The interest rate was variable and the weighted average interest rate was 7.6% and 7.1% for 2000 and 1999, respectively. The fair value of the amounts outstanding as of December 31, 2000 approximated the related carrying amount. In January 2001, subsequent to the NMC/Battle Mountain merger, all tranches of the CIBC loan were repaid with the $40.0 million collateral cash account and from the Company's Credit Facilities.

 8 5/8% Debentures

  Unsecured debentures in an aggregate principal amount of $200 million maturing July 1, 2005 bearing an annual interest rate of 8.375% were outstanding at December 31, 2000 and 1999. The debentures were priced at 99.928% to yield 8.386% and are not redeemable prior to maturity. Interest is payable semi-annually in January and July. The costs related to the issuance of the debentures were capitalized and are amortized to interest expense over the term of the debentures. Using prevailing interest rates on similar instruments, the fair value of these debentures was approximately $202.6 million and $195.6 million at December 31, 2000 and 1999, respectively.

 8 5/8% Notes

  Unsecured notes with a principal amount of $150 million due April 1, 2002 bearing an annual interest rate of 8.625% were outstanding at December 31, 2000 and 1999. Interest is payable semi-annually in April and October and the notes are not redeemable prior to maturity. Using interest rates prevailing on similar instruments at December 31, 2000 and 1999, the estimated fair value of this debt was $153.9 million and $150.6 million, respectively.

 6% Convertible Subordinated Debentures

  Unsecured debentures of Battle Mountain in an aggregate principal amount of $100 million maturing 2005 bearing an annual interest rate of 6% were outstanding at December 31, 200 and 1999. Interest is payable annually in January and the debentures were convertible into Battle Mountain stock at a conversion price of $20.625 per share, subject to adjustment in certain events. As a result of the NMC/Battle Mountain merger, the debentures are convertible at the option of the holders into shares of NMC common stock at any time on or after January 10, 2001 and prior to maturity, unless previously redeemed at the option of the

Company. The conversion rate is 25.45 shares of NMC for each $5,000 principal amount of debentures converted. Approximately 509 thousand shares of NMC common stock have been registered for issuance upon conversion of these debentures. Using prevailing interest rates on similar instruments, the fair value of these debentures was approximately $82.0 million and $80.0 million at December 31, 2000 and 1999, respectively.

 Medium-Term Notes

  Unsecured notes totaling $32 million were outstanding as of December 31, 2000 and 1999, respectively, with a weighted average fixed interest rate of 7.68% and maturing on various dates beginning early 2003 to late 2004. Interest is payable semi-annually in March and September and the notes are not redeemable prior to maturity. Using interest rates prevailing on similar instruments at December 31, 2000 and 1999, the estimated fair value of these notes was $31.5 million and $31.0 million, respectively.

 Project Financings

  Minera Yanacocha

  Minera Yanacocha issued debt through the sale of $100 million 8.4% 1997 Series A Trust Certificates ("Certificates") to various institutional investors. At December 31, 2000 and 1999, $78 million and $88 million, respectively, was outstanding under the financing. Interest on the Certificates is fixed at 8.4% and repayments are required quarterly through 2004. The fair value of the Certificates was $75.7 million and $81.0 million at December 31, 2000 and 1999, respectively.

  Minera Yanacocha also had $1.7 million outstanding under loans with the International Finance Corporation ("IFC") and with Deutsche Investitions und Entwicklungsgesellschaft mbH ("DEG") at December 31, 1999. The IFC and DEG loans matured in 2000. Weighted average interest rates on the IFC and DEG loans were 9.0% as of and for the year ended December 31, 1999 and the fair value of the fixed-rate portion of such loans approximated carrying value.

  In December 1999, Minera Yanacocha entered into a $100 million credit facility with the IFC for the development of its La Quinua project. At December 31, 2000, $45.0 million was outstanding and none was outstanding as of December 31, 1999. Interest rates are LIBOR plus 2.375% on the $20 million "A tranche" and LIBOR plus 2.0% on the $80 million "B tranche". As of December 31, 2000, the interest rate was 8.3% and the weighted average interest rate for 2000 was 8.3%. The fair value of amounts outstanding at December 31, 2000 approximated the related carrying amount. Also in December 1999, Minera Yanacocha assumed certain lease and purchase agreements for mining equipment. The net present value of future minimum payments was $8.3 million and $11.4 million, at December 31, 2000 and 1999, respectively, with an interest component of 11.1% for both years.

  All Minera Yanacocha debt (non-recourse to Newmont) is secured by certain restricted funds and substantially all of Minera Yanacocha's property, plant and equipment.

  Minera Yanacocha has a $20 million line of credit with Banco de Credito del Peru that expires in July 2004. The interest rate is LIBOR plus 2% and is adjusted annually to current market rates. As of December 31, 2000 the amount outstanding under this credit line was $8 million. The interest rate for the period the loan was outstanding in 2000 and at December 31, 2000 was 8.6%.

  Zarafshan-Newmont

  The Company, through a wholly-owned subsidiary, is a 50% participant in the Zarafshan-Newmont joint venture ("Zarafshan-Newmont") in the Republic of Uzbekistan. The other 50% participants are two Uzbek government entities. As of December 31, 2000 and 1999, Zarafshan-Newmont had $18.0 million outstanding under a loan with the European Bank for Reconstruction and Development ("EBRD") secured by the assets of the project. The loan is to be repaid in semi-annual installments of $6.0 million beginning July 2001. The interest rate is 4.25% over the three-month LIBOR. The weighted average interest rates for 2000 and 1999 were 10.9% and 9.6%, respectively, and the interest rates at December 31, 2000 and 1999 were 11.0% and 10.4%, respectively. The carrying amount of the loan is estimated to approximate its fair market value. The Company has guaranteed payment of certain amounts due under the loan, which totaled $9.0 million at December 31, 2000 and 1999, and the Uzbek partners have guaranteed payment of the balance.

  In December 2000, Zarafshan-Newmont completed an additional $30 million loan under the EBRD facility that will be used primarily for capital expansion. This loan will be available through December 15, 2002 and will be repaid in eight equal semi-annual payments of $3.75 million, beginning July 2003 and ending January 2007. The interest rate will be based on the three-month LIBOR plus 3.25% and no amounts were outstanding at December 31, 2000. The assets of Zarafshan-Newmont secure this loan, 50% of which is guaranteed by the Company and 50% by the Uzbek partners.

 Inti Raymi

  In conjunction with the development of its Kori Kollo mine in Bolivia, Inti Raymi arranged term credit facilities with various international lending institutions. As of December 31, 2000 and 1999, $5.0 million was outstanding under one such remaining credit facility. The loan is payable on March 1, 2002 and is convertible at any time at the holder's option into a 3.98% interest ownership interest in Inti Raymi. The interest rate is fixed at 11%. Due to the nature of this instrument, the fair value is not practicably determinable.

Capitalized Interest

  Capitalized interest was $5.5 million, $23.3 million and $13.7 million in 2000, 1999 and 1998, respectively.


NOTE 9  DEFERRED REVENUE FROM SALE OF FUTURE PRODUCTION

  In July 1999, the Company entered into a prepaid forward sale contract for approximately 483 thousand ounces of gold, with initial proceeds of $137.2 million, for delivery in June 2005, 2006 and 2007. Such proceeds were recorded as deferred revenue and will be recognized in income when the related gold is physically delivered. Any additional proceeds will be determined at each delivery date based on the excess of the then existing market price (not to exceed $380 per ounce) over $300 per ounce. The prepaid forward sale contract also included semi-annual delivery requirements of approximately 17,950 ounces beginning June 2000 through June 2007. Newmont entered into forward purchase contracts at prices increasing from $263 per ounce in 2000 to $354 per ounce in 2007 to coincide with these delivery commitments.

NOTE 10   OPTION CONTRACTS AND COMMODITY INSTRUMENTS

 Option Contracts

  In late July and early August 1999, the Company purchased put option contracts for 2.85 million ounces of gold, with a strike price of $270 per ounce. This purchase was paid for by selling call option contracts for 2.35 million ounces at the strike prices noted below. Put option contracts for one million ounces were subject to termination if the market price reached $270 per ounce at any time prior to such contracts' expiration date, which was August 2000 through July 2001. These put option contracts were thus terminated in September 1999. Call options in 2004 and 2005 terminate if the market price is $240 per ounce or lower at any time prior to expiration.

  As of December 31, 2000, the following contracts were outstanding:

                                          Sold Call Options
                                          -----------------
                                            Ozs       Price
                                            ---       -----
   2004............................       250,000     $ 350
   2005............................       250,000     $ 350
   2008............................     1,000,000     $ 386
   2009............................       850,000     $ 385

  The put options qualified for deferral accounting such that gains and losses on the contracts were recognized as the designated production was delivered or as the options expired. The initial fair value of the options of $37.6 million was recorded as Put option premiums and were amortized over the term of the options. In 2000 and 1999, $19.1 million and $18.5 million, respectively, was amortized in Sales, including the premiums associated with terminated put options. The call option contracts, with an initial fair value of $37.6 million, are marked to market at each reporting date and on December 31, 2000 and 1999, had a fair value of $55.6 million and $82.4 million, respectively, resulting in a noncash, unrealized gain of $26.8 million in 2000 and a loss of $44.8 million in 1999. At December 31, 2000, a $1.00 increase in the gold price would result in a $0.42 per ounce increase in the fair value of the call option contracts.

 Commodity Instruments

  Commodity instruments for certain Battle Mountain operations were outstanding as of December 31, 2000:

                                                               2001          2002          2003          2004      Total/Average
                                                               ----          ----          ----          ----       ------------
  Combination call and put options:
     Written call options:
        Ounces.........................................        92,752        92,752        92,752         7,563         285,819
        Average strike price per ounce.................       $   348       $   348       $   348        $  359        $    348
     Purchased put options:
        Ounces.........................................        92,752        92,752        92,752         7,563         285,819
        Average strike price per ounce.................       $   286       $   286       $   286        $  296        $    286
  Flat forward contracts:
        Ounces.........................................        31,252        31,252        31,252         1,563          95,319
        Average price per ounce........................       $   314       $   314       $   314        $  323        $    314

  The Company is not required to place collateral with respect to its commodity instruments and there are no margin calls associated with such contracts. Credit risk is minimized by dealing only with major financial institutions/counterparties. The combination call and put options contracts had a fair value of $2.7 million and $3.2 million at December 31, 2000 and 1999, respectively. The flat forward contracts had a fair value of $2.0 million and negative $0.5 million at December 31, 2000 and 1999, respectively. A $1.00 increase in the gold price would result in a $0.59 per ounce and $0.98 per ounce decrease in the fair value of the combination option contracts and flat forward contracts, respectively, at December 31, 2000.


NOTE 11   STOCKHOLDERS' EQUITY

  NMC Common Stock. As discussed in Note 1, NMC issued 24.1 million shares in exchange for Battle Mountain common stock and Battle Mountain exchangeable shares in January 2001. In October 1998, NMC issued 10.7 million shares of common stock in conjunction with the acquisition of NGC's minority interest. The Company paid dividends of $0.12 per common share of NMC stock in each of 2000, 1999 and 1998.

  Convertible Preferred Stock: At December 31, 2000 and 1999, 2.3 million shares of Battle Mountain $3.25 convertible preferred stock were outstanding, with a liquidation preference of $50 per share. In conjunction with the NMC/Battle Mountain merger, NMC issued 2.3 million shares of $3.25 convertible preferred stock in exchange for Battle Mountain preferred stock. The preferred stock is convertible into shares of NMC at any time at a conversion ratio of 0.5 share of NMC common stock and is redeemable at the option of the Company solely for shares of NMC common stock. Holders of NMC convertible preferred stock are entitled to receive, when, as and if declared by the Company's board of directors, an annual cash dividend of $3.35 per share, payable in equal quarterly installments. The Company paid $7.5 million in preferred stock dividends in each of 2000, 1999 and 1998.

  Stock Rights. In September 2000, the Company paid a dividend of one series A junior participating preferred stock purchase right ("PSPR") for each outstanding share of NMC common stock. These rights replaced NMC's existing PSPRs that expired in September 2000. The rights agreement works by imposing a significant penalty upon any person or group which acquires 15% or more of NMC's outstanding common stock without the approval of its board of directors. Each PSPR entitles the holder to purchase from NMC one one-thousandth of a share of NMC participating preferred stock for $100 (subject to adjustment) once such rights become exercisable. Until exercised, holders of PSPRs have no stockholder rights. The PSPRs become exercisable only if a defined acquiring person has acquired 15% or more of NMC common stock or has begun a tender or exchange offer that would result in such person owning 15% or more of NMC common stock. If such events occur, PSPR holders (other than the acquiring person) may, for $100, purchase shares of NMC common stock (or in certain circumstances common stock of the acquiring company) with a market value of $200, based on the market price of NMC common stock prior to such acquisition (or the market price of the acquiring corporation's stock). NMC may redeem the PSPRs for $0.01 each prior to an announcement that a defined acquiring person exists.

NOTE 12  STOCK OPTIONS

Employee Stock Options

  Under the Company's stock option plans, options to purchase shares of stock have been granted to key employees at the fair market value of such shares on the date of grant. The options under these plans vest over a two-year period and, for certain options granted to key employees, over a four-year period, and are exercisable over a period not exceeding ten years. At December 31, 2000, 4,871,658 shares were available for future grants under the Company's plans. In conjunction with the Battle Mountain merger, 850 thousand shares of NMC common stock were authorized for issuance in connection with outstanding Battle Mountain stock options that were assumed by the Company.

  The following table summarizes annual activity for all stock options for each of the three years in the period ended December 31:

                                                       2000                    1999                   1998
                                                       ----                    ----                   ----
                                                             Weighted                Weighted               Weighted
                                                             Average                 Average                Average
                                                Number of    Exercise   Number of    Exercise  Number of    Exercise
                                                 Shares       Price      Shares       Price      Shares      Price
All Stock Options                              -----------   --------  -----------   --------  ----------   --------
Outstanding at beginning of year.............   11,511,797     $30       6,559,745      $38     4,591,610     $46
Granted......................................    1,502,325     $19       5,253,469      $19     2,376,716     $27
Exercised....................................     (110,500)    $25          (1,625)     $22        (9,046)    $28
Forfeited....................................     (231,948)    $37        (299,792)     $36      (399,535)    $44
                                               -----------     ---     -----------      ---    ----------     ---
Outstanding at end of year...................   12,671,674     $29      11,511,797      $30     6,559,745     $38
                                               ===========     ===     ===========      ===    ==========     ===
Options exercisable at year end..............    7,501,483     $33       4,233,780      $42     2,959,156     $49
Weighted average fair value of options
 granted during the year.....................  $     12.55             $     11.90             $    18.88
                                               ===========             ===========             ==========

  The following table summarizes information about stock options outstanding at December 31, 2000 with exercise prices equal to the fair market value on the date of grant with no restrictions on exercisability after vesting (included in the "All Stock Options" table):


                                        Options
                                        -------
                                      Outstanding               Options Exercisable
                                      -----------               --------------------
                                        Weighted      Weighted               Weighted
                                        Average       Average                Average
   Range of               Number        Remaining      Exercise    Number    Exercise
Exercise Prices        Outstanding  Contractual Life   Price    Exercisable   Price
---------------        -----------  ----------------   -----    -----------   -----
   $13 to $19            3,754,725      8.3 years      $ 17      1,468,125     $ 18
   $20 to $24            2,754,804      8.3 years      $ 21      1,474,979     $ 21
   $25 to $29            1,944,774      7.9 years      $ 27        982,609     $ 28
   $30 to $35              647,547      6.0 years      $ 32        592,283     $ 32
   $36 to $44            1,551,272      4.9 years      $ 39      1,412,546     $ 39
   $45 to $59              785,919      4.6 years      $ 53        785,919     $ 53
   $60 to $63              729,279      7.8 years      $ 62        518,308     $ 63
   ----------           ----------      ---------      ----      ---------     ----
   $13 to $63           12,168,320      7.4 years      $ 29      7,234,769     $ 33
   ==========           ==========      =========      ====      =========     ====

  Certain key executives were granted options that, although the exercise price was equal to the fair market value on the date of grant, cannot be exercised when otherwise vested unless the market price of NMC's common stock is a defined amount above the option exercise price. In addition, the same executives were granted options with exercise prices in excess of the fair market value on the date of grant. Generally, these key executive options vest over a period of one to five years and are exercisable over a ten-year period. At December 31, 2000, 503,354 of these options were outstanding and 266,714 were exercisable. Information about these stock options outstanding (included in the "All Stock Options" table) at December 31, 2000 is summarized below:

                                                        Options Outstanding                   Options Exercisable
                                                        -------------------                   -------------------
                                                                          Weighted      Weighted               Weighted
                                               Range of                    Average      Average                Average
                                               Exercise     Number        Remaining     Exercise    Number     Exercise
                                                Prices    Outstanding    Contractual     Price    Exercisable   Price
                                                ------    -----------    -----------     -----    -----------   -----
                                                                            Life
                                                                            ----
Options with exercise prices in
 excess of the fair market value
 on the date of the grant...................  $40 to $56      266,714     2.5 years        $ 50       266,714     $ 50
Options that cannot be exercised
 until the market price exceeds a
 fixed amount above the exercise
 price......................................  $30 to $41      236,640     2.8 years        $ 37           --      $ --

  The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock options. Accordingly, because stock option exercise prices equal the market value on the date of grant, no compensation cost has been recognized for its stock options. Had compensation cost for the options been determined based on market value at grant dates in 2000, 1999 and 1998, as prescribed by SFAS No. 123, the Company's net income and earnings per share would have been the pro forma amounts indicated below (in thousands, except per share):

                                                                                        Years Ended December 31,
                                                                                        ------------------------
                                                                              2000                1999                1998
                                                                              ----                ----                ----
  Net income (loss) applicable to common shares
     As reported..................................................          $(102,349)          $(102,040)          $(641,542)
     Pro forma....................................................          $(129,719)          $(129,086)          $(658,243)
  Net income (loss) per share, basic and diluted
     As reported..................................................          $   (0.53)          $   (0.53)          $   (3.50)
     Pro forma....................................................          $   (0.67)          $   (0.67)          $   (3.59)

  For purposes of determining the pro forma amounts, the fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions for 2000, 1999 and 1998, respectively: weighted average risk-free interest rates of 6.4%, 6.4% and 4.5%; dividend yield of 0.6%, 0.6% 0.5%; expected lives of nine years, eight years and six years; and volatility of 56%, 52% and 85%, respectively.

  Compensation costs included in the pro forma amounts reflect only fair values of options granted after January 1, 1995. These amounts may not be indicative of actual results had the Company used fair-value-based accounting for stock options.

Other Stock-Based Compensation

  In 1997, the Company adopted an intermediate term incentive plan ("ITIP") under which restricted stock may be granted to certain key employees. These shares are granted upon achievement of certain financial and operating thresholds at fair market value on the grant date. ITIP stock grants are subject to certain restrictions related to ownership and transferability that currently lapse two years (for ownership) and five years (for transfer) from the date of the grant. In 2000 and 1999, 95,814 and 62,800 shares of restricted stock, respectively, were issued under ITIP, of which 126,170 shares remain restricted at December 31, 2000. In 1998, the Company awarded 10,643 shares of restricted stock to certain key executives, of which none remain restricted at December 31, 2000. Compensation expense recorded for these grants was $2.4 million, $1.1 million and $1.2 million in 2000, 1999 and 1998, respectively.


NOTE 13  EMPLOYEE PENSION AND OTHER BENEFIT PLANS

Pension Plans

  The Company's pension plans include: (1) six qualified non-contributory defined benefit plans (for salaried employees and substantially all domestic hourly employees); (2) five non-qualified supplemental plans (for salaried employees whose benefits under the qualified plan are limited by federal legislation); (3) two qualifed defined contribution plans (for salaried and hourly Canadian employees); and (4) a non-qualified cash balance international plan (for select employees who are not eligible to participate in the U.S.-based plans because of citizenship). The vesting period for each plan is five years of service. The plans' benefit formulas are based on an employee's years of credited service and either (i) such employee's last five years average pay (salaried plan), (ii) a percentage of annual pay (international plan) or (iii) a flat dollar amount adjusted by a service-weighted multiplier (hourly plan).

  Pension costs are determined annually by independent actuaries and pension contributions to the qualified plans are made based on funding standards established under the Employee Retirement Income Security Act of 1974.


Other Benefit Plans

  The Company provides defined medical benefits to qualified retirees (and to their eligible dependents) who were salaried employees and defined life insurance benefits to qualified retirees who were salaried employees. In general, participants become eligible for these benefits upon retirement directly from the Company if they are at least 55 years old and the combination of their age and years of service with the Company equals 75 or more.

  Defined medical benefits cover most of the reasonable and customary charges for hospital, surgical, diagnostic and physician services and prescription drugs. Life insurance benefits are based on a percentage of final base annual salary and decline over time after retirement commences.

  The following tables provide a reconciliation of changes in the plans' benefit obligations and assets' fair values over the two-year period ended December 31, 2000 and a statement of the funded status as of December 31 of both years (in thousands):

                                                                Pension Benefits         Other Benefits
                                                                ----------------         --------------
                                                                2000        1999        2000        1999
                                                                ----        ----        ----        ----
Change in Benefit Obligation:
  Benefit obligation at beginning of year..................   $181,743    $189,782    $ 49,322    $ 58,747
  Service cost-benefits earned during the year.............      7,530       9,358       2,570       4,053
  Interest cost............................................     13,631      12,723       3,209       3,511
  Amendments...............................................      2,860          --          --          --
  Actuarial loss (gain)....................................      5,406     (20,575)     (8,573)    (15,126)
  Settlement (gain) loss...................................       (333)         --          --          --
  Foreign currency exchange (gain) loss....................       (289)        960         (36)         79
  Settlement payments......................................    (12,431)         --          --          --
  Benefits paid............................................     (8,771)    (10,505)     (1,430)     (1,942)
                                                              --------    --------    --------    --------
  Benefit obligation at end of year........................   $189,346    $181,743    $ 45,062    $ 49,322
                                                              ========    ========    ========    ========
Change in Fair Value of Assets:
  Fair value of assets at beginning of year................   $182,666    $167,728    $     --    $     --
  Adjustment to fair value of assets.......................         --       4,587          --          --
  Actual return (loss) on plan assets......................     (1,340)     15,911          --          --
  Employer contributions...................................      3,802       4,152          --          --
  Administrative expenses..................................       (248)       (247)         --          --
  Foreign currency exchange gain (loss)....................       (567)      1,040          --          --
  Settlement payments......................................    (12,293)         --         989       1,450
  Benefits paid............................................     (8,771)    (10,505)       (989)     (1,450)
                                                              --------    --------    --------    --------
  Fair value of assets at end of year......................   $163,249    $182,666    $     --    $     --
                                                              ========    ========    ========    ========
  Funded status............................................   $(26,097)   $    923    $(45,062)   $(49,322)
  Unrecognized prior service cost..........................     11,499       6,612       1,528       1,676
  Unrecognized net loss (gain).............................      2,754     (21,819)    (25,372)    (18,045)
  Unrecognized net obligation..............................        143          50          --          --
                                                              --------    --------    --------    --------
  Accrued cost.............................................   $(11,701)   $(14,234)   $(68,906)   $(65,691)
                                                              ========    ========    ========    ========

  The Company's non-qualified pension plans and postretirement benefit plans have Accumulated Benefit Obligations ("ABO") in excess of plan assets. The ABO was $15.7 million and $12.9 million for supplemental pension plans, $2.2 million and $2.0 million for the international pension plans, and $45.1 million and $49.3 million for postretirement benefit plans, at December 31, 2000 and 1999, respectively.

  The following table provides amounts recognized in the consolidated balance sheets as of December 31 (in thousands):

                                                                    Pension Benefits         Other Benefits
                                                                    ----------------         --------------
                                                                    2000        1999        2000        1999
                                                                    ----        ----        ----        ----
Amounts recognized in the consolidated balance sheets:
  Accrued benefit cost..........................................   $(21,923)   $(23,179)   $(68,906)   $(65,691)
  Intangible asset..............................................      6,357       3,151          --          --
  Accumulated other comprehensive income........................      3,865       5,794          --          --
                                                                   --------    --------    --------    --------
  Net amount recognized.........................................   $(11,701)   $(14,234)   $(68,906)   $(65,691)
                                                                   ========    ========    ========    ========

  In accordance with the provisions of SFAS No. 87, an adjustment was required to reflect a minimum liability for the supplemental pension plan in 2000, 1999 and 1998. As a result of such adjustment, an intangible asset was recorded and (to the extent the minimum liability adjustment exceeded the unrecognized net transition liability) Stockholders' equity was reduced $2.4 million, $3.5 million and $2.3 million (net of related deferred income tax benefits) at December 31, 2000, 1999 and 1998, respectively.

  The following table provides components of net periodic pension benefit cost for the indicated fiscal years (in thousands):

                                                              Pension Benefits                 Other Benefits
                                                              ----------------                 --------------
                                                         2000       1999       1998       2000      1999      1998
                                                         ----       ----       ----       ----      ----      ----
Components of net periodic pension benefit cost:
  Service cost.......................................  $  7,530   $  9,358   $  8,665    $2,569    $4,022    $3,848
  Interest cost......................................    13,631     12,723     11,805     3,209     3,511     3,476
  Expected return on plan assets.....................   (16,742)   (14,824)   (13,064)       --        --        --
  Recognition of net actuarial gain..................      (691)      (215)      (281)     (280)     (165)     (128)
  Amortization of prior service cost.................       729        730        796       148       148       278
  Amortization of loss (gain)........................       298        366        280      (993)      (97)      (12)
  Amortization of net obligation (asset).............       (93)      (204)      (163)       --        --        --
                                                       --------   --------   --------    ------    ------    ------
     Total net periodic pension benefit
       cost..........................................  $  4,662   $  7,934   $  8,038    $4,653    $7,419    $7,462
                                                       ========   ========   ========    ======    ======    ======

  For the pension plans, prior-service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants. Postretirement benefits other than pensions are accrued during an employee's service to the Company.

  Assumptions used in measuring the Company's benefit obligation were as follows:

                                                                            Pension Benefits    Other Benefits
                                                                            ----------------    --------------
                                                                             2000      1999     2000     1999
                                                                             ----      ----     ----     ----
  Weighted-average assumptions as of December 31:
     Discount rate......................................................     7.75%     7.75%    7.75%    7.75%
     Expected return on plan assets.....................................     9.25%     9.25%     N/A      N/A
     Rate of compensation increase......................................     4.00%     4.00%    4.00%    4.00%

  The assumed health care cost trend rate to measure the expected cost of benefits was 7% for 2001, 6% for 2002 and 5% each year thereafter. Assumed health care cost trend rates have a significant effect on amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects (in thousands):

                                                                                                1% Increase       1% Decrease
                                                                                                -----------       -----------
   Effect on total of service and interest cost components of net periodic
       postretirement health care benefit cost............................................          $  944           $  (797)
   Effect on the health care component of the accumulated postretirement
       benefit obligation.................................................................          $6,047           $(5,260)


Savings Plan

  The Company has four qualified defined contribution savings plans, two that cover salaried employees and two that cover substantially all hourly employees. In addition, the Company has a non-qualified supplemental savings plan for salaried employees whose benefits under the qualified plan are limited by federal regulations. When an employee meets eligibility requirements, the Company matches 100% of employee contributions of up to 6% and 4% of base salary for the salaried and hourly plans, respectively. The Company's matching contributions under these plans were $9.9 million, $9.7 million and $9.7 million in 2000, 1999 and 1998, respectively.

NOTE 14  DIVIDENDS, INTEREST AND OTHER INCOME

                                                                                                   Years Ended December 31,
                                                                                                   ------------------------
                                                                                             2000           1999          1998
                                                                                             ----           ----          ----
                                                                                                        (in millions)
  Interest income...................................................................         $10.5          $15.4        $ 18.5
  Foreign currency exchange gain (loss), net........................................          (6.1)           8.2         (12.4)
  Gain on sale of exploration properties............................................           1.6           20.6           3.6
  Recoveries from business interruption insurance...................................            --             --           8.3
  Other  ...........................................................................           4.3            3.8           1.8
                                                                                             -----          -----        ------
     Total..........................................................................         $10.3          $48.0        $ 19.8
                                                                                             =====          =====        ======


NOTE 15  EXPENSES FOR ACQUISITION SETTLEMENT

  In the third quarter of 2000, the Company resolved a long-standing legal dispute regarding the acquisition of an additional interest in Minera Yanacocha, a gold mining operation located in Peru. The Company issued $40 million of NMC common stock, 2.6 million shares, under terms of the settlement and, charged $42.2 million, including expenses, to income.

  Prior to 1997, the Company's interest in Minera Yanacocha was 38% and was accounted for on an equity basis. Beginning in 1997, when the additional 13.35% interest was deemed to be acquired, Minera Yanacocha was consolidated into the Company's financial statements. The acquisition was disputed as described below.

  In November 1993, the French government announced its intention to privatize the mining assets of Bureau de Recherches Geologiques et Minieres, the geological and mining bureau of the French government ("BRGM") and in September 1994, BRGM announced its intention to transfer its 24.7% interest in Minera Yanacocha to a third party. The Company and Compania de Minas Buenaventura, S.A.A. ("Buenaventura"), then 38.0% and 32.3% owners of Minera Yanacocha, respectively, filed suit in Peru to seek enforcement of their preemptive rights with respect to the proposed BRGM transfer. In September 1996, the trial court ruled in favor of the Company and Buenaventura and held that the preemptive rights were triggered in November 1993, and that the value of the 24.7% interest was $109.3 million. In June 1998, the Peruvian Supreme Court issued a resolution upholding the decision.

  In spite of the final decision of the Peruvian Supreme Court, in October 1998, BRGM, through its subsidiary Compagnie Miniere International Or S.A. ("Mine Or"), filed with the International Centre for Settlement of Investment Disputes a request for arbitration against the Republic of Peru. The request alleged that the decision of the Peruvian courts wrongfully deprived Mine Or of its shares in Minera Yanacocha (which Mine Or valued at approximately $560 million) and sought restitution and damages from the Republic of Peru.

  Under the settlement, all pending litigation and arbitration claims were dismissed, including the BRGM's claims against the government of Peru.

NOTE 16  WRITE-DOWN OF ASSETS

  In 2000, as a result of a prolonged period of low gold prices, the Company reduced the carrying value of its long-lived assets by $58.4 million. Specifically, the write-down related to the Holloway mine in Canada ($30.8 million), the short-lived Mesquite mine in California ($14.8 million), the Kori Kollo mine in Bolivia

($5.6 million), the acquisition cost of the Mezcala property in Mexico ($6.5 million) and the Battle Mountain Complex in Nevada ($0.7 million). The write-down reduced fixed assets by $30.8 million. Mesquite write-down reduced leach pad inventory by $9.7 million, capitalized mining by $1.4 million and fixed assets by $3.7 million. The Kori Kollo write-down reduced inventory by $4.9 million and fixed assets by $0.7 million.

  In 1999, the write-down of $39.5 million related to the Crown Jewel project in Washington ($36.0 million) and to Nevada stockpile inventories ($3.5 million). The Crown Jewel write-down related to mine development costs and represented the remaining carrying value of the property as a result of permitting uncertainties resulting from a January 2000 decision from the Washington Pollution Control Hearings Board decision that reversed its water rights permits and vacated its Clean Water Act certification.

  In 1998, the Company adjusted the carrying value of certain long-lived assets to their estimated fair values resulting in an impairment loss of $719.8 million ($529.6 million net of tax). The write-down included $587.6 million for Nevada operations, $49.9 million for Kori Kollo, $40.3 million for Crown Jewel, $13.4 million for acquisition costs related to certain exploration properties, $10.8 million for Reona at the Battle Mountain Complex in Nevada and $17.8 million for other investments (including $7.2 million at the Mesquite mine). The 1998 write-down related to Property, plant and mine development ($625.0 million), Ore-in-stockpiles inventories ($67.0 million), Materials and supplies inventory ($13.0 million) and Other long-term assets ($14.8 million).


NOTE 17  EQUITY IN LOSS OF AFFILIATES AND IMPAIRMENT

                                                                                        For the years ended December 31,
                                                                                        --------------------------------
                                                                                      2000           1999            1998
                                                                                      ----           ----            ----
  Equity loss in Batu Hijau................................................          $9,923         $10,675        $  9,164
  Equity loss in Lihir Gold................................................              --           4,782           6,776
  Lihir Gold impairment....................................................              --          76,170          89,962
                                                                                     ------         -------        --------
     Total.................................................................          $9,923         $91,627        $105,902
                                                                                     ======         =======        ========

  Financial information relating to the Company's equity investment in Batu Hijau was as follows (in millions):

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                       2000            1999           1998
                                                                                       ----            ----           ----
   Sales......................................................................       $  431.3        $   15.2       $     --
   Interest income............................................................       $    0.5        $     --       $     --
   Interest expense...........................................................       $  133.0        $   17.1       $   11.0
   Depreciation and amortization..............................................       $   81.6        $    8.8       $    0.1
   Net income (loss) before cumulative effect of a change in
       accounting Principle...................................................       $  (98.6)       $   10.3       $  (26.8)
   Cumulative effect of a change in accounting principle......................       $     --        $     --       $  (49.3)
   Capital expenditures.......................................................       $  158.8        $  607.9       $  826.3
   Total assets at December 31,...............................................       $2,228.5        $2,107.6       $1,353.5

  The equity loss in Batu Hijau was $9.9 million in 2000 (based on 56.25% of Batu Hijau's net loss of $98.6 million plus $29.2 million of eliminated intercompany interest, $12.5 million for eliminated management fees, and $3.9 million for other items). In 1999, the Company's equity loss was $10.7 million (based on 56.25% of Batu Hijau's net income of $10.3 million plus $5.2 million of eliminated intercompany interest, reduced by $20.6 million to reclassify deferred tax benefits and increased by $1.2 million for other items) and in 1998, $9.2 million (based on 56.25% of the Batu Hijau loss after elimination of $11 million intercompany interest).

  As described in Note 1, Lihir Gold was accounted for as an equity investment prior to 2000. The Company recorded $76.2 million and $90.0 million in 1999 and 1998, respectively, for impairment losses resulting from declines in Lihir Gold's market value. Beginning in 2000, Lihir Gold stock was carried as marketable equity securities held for sale and as of December 31, 2000 were written down $23.9 million as an other than temporary loss resulting from the length of time and extent to which their market value had been less than their cost basis.


NOTE 18   ACCOUNTING CHANGES

  As described in Note 2, the Company changed its method of accounting for revenue recognition in the fourth quarter of 2000, effective January 1, 2000, to record sales upon delivery of third-party refined gold to the customer. Previously, revenue was recognized upon the completion of the production process, or when gold was poured into dore at the mine site. The cumulative effect of the change in accounting principle as of January 1, 2000 was $12.6 million, net of tax and minority interest.

  The Company adopted SOP 98-5 effective January 1, 1998. The change resulted in expensing certain costs incurred in the start-up phase of a project. Previously capitalized start-up costs (incurred prior to January 1, 1998) of $32.9 million (net of tax and minority interest) were reflected in the cumulative effect of the change and included approximately $18 million for Batu Hijau and $11 million for Nevada operations.

NOTE 19   SUPPLEMENTAL CASH FLOW INFORMATION

  Net cash provided by operating activities included the following cash payments (in thousands):

                                                   Years Ended December 31,
                                                   ------------------------
                                                   2000      1999      1998
                                                   ----      ----      ----
   Income taxes, net of refunds.................  $86,608   $28,500  $ 57,278
   Interest, net of amounts capitalized.........  $91,510   $73,422  $102,748


  In 2000, NMC issued 2.6 million shares of common stock in conjunction with the acquisition settlement described in Note 15 that resulted in noncash increases to Common stock ($4.2 million) and Additional paid-in capital ($35.8 million).

  In 2000, Minera Yanacocha entered into certain leases that resulted in a noncash increase to Property, plant and mine development and Long-term debt ($2.3 million).

  In December 1999, Minera Yanacocha assumed certain equipment lease and purchase agreements (see Note 8) that resulted in a noncash increase to Property, plant and mine development20 and Long-term debt ($12.4 million).

  In the third quarter of 1999, NMC entered into two put and call option contracts described in Note 10. As a result, noncash increases to Put option premiums and Fair value of written call options ($37.6 million) were recorded for the initial fair value of these contracts.

  In October 1998, NMC acquired the remaining 6.25% interest in NGC. As described in Note 1, this transaction resulted in noncash increases to:
Stockholders' equity ($259 million), Investment in Batu Hijau

($122 million), Property, plant and mine development ($85 million), Deferred income tax liability ($54 million); and a noncash decrease to Minority interest ($107 million).

  In 1998, the Company retired mostly fully depreciated property, plant and mine development with an original cost of $50 million, which is not reflected in the statements of consolidated cash flows.


NOTE 20   SEGMENT AND RELATED INFORMATION

  The Company predominantly operates in a single industry as a worldwide corporation engaged in gold production, exploration for gold and acquisition of gold properties. The Company has operations in North America, South America, Indonesia, Uzbekistan and Australia and its reportable segments are based on thegeographic location of these operations. Earnings from operations do not include general corporate expenses, interest (except project-specific interest) or income taxes (except for equity investments).

  Financial information relating to the Company's consolidated segments is as follows (in millions):

                                               North        South                  Zarafshan-
                                              American      American    Minahasa,    Newmont,
Year Ended December 31, 2000                 Operations   Operations*   Indonesia  Uzbekistan  Australia    Other    Consolidated
----------------------------                 ----------   -----------   ---------  ----------  ---------    -----    ------------
Sales.....................................   $  1,011.1   $     572.9   $   120.9  $     70.2  $    31.5   $   2.8   $    1,809.4
Interest income...........................   $       --   $       3.6   $     0.1  $       --  $      --   $   6.8   $       10.5
Interest expense..........................   $      0.3   $       5.1   $      --  $      1.7  $      --   $  87.6   $       94.6
Depreciation and amortization.............   $    211.2   $      97.1   $    25.0  $     13.3  $     4.4   $   8.4   $      359.4
Pre-tax income (loss) before
 minority interest, equity loss
 and cumulative effect of a
 change in accounting principle...........   $     22.7   $     214.8   $    45.5  $     23.1  $    15.5   $(301.6)  $       20.0
Cumulative effect of a change in
 accounting principle.....................   $     (5.2)  $      (5.2)  $    (2.1) $     (2.4) $    (0.1)  $   2.4   $      (12.6)
Significant non-cash items:
 Amortization of capitalized mining.......   $     95.4   $        --   $     7.7  $       --  $      --   $    --   $      103.1
 Write-down of assets.....................   $     45.5   $       5.6   $      --  $       --  $      --   $   7.3   $       58.4
Capital expenditures......................   $    121.7   $     284.7   $     2.2  $      4.3  $     4.9   $   3.1   $      420.9
Total assets at December 31, 2000.........   $  1,849.7   $     881.7   $    96.8  $     97.3  $    30.8   $ 960.5   $    3,916.8

---------------

*    Not reduced for minority interest

                                               North        South                  Zarafshan-
                                              American      American    Minahasa,    Newmont,
Year Ended December 31, 2000                 Operations   Operations*   Indonesia  Uzbekistan  Australia    Other    Consolidated
----------------------------                 ----------   -----------   ---------  ----------  ---------    -----    ------------
Sales.....................................   $    865.8   $     549.2   $   118.3  $     75.3  $    18.5   $    --   $    1,627.1
Interest income...........................   $       --   $       3.8   $     0.1  $       --  $      --   $  11.5   $       15.4
Interest expense..........................   $      0.4   $       7.5   $      --  $      2.7  $      --   $  67.1   $       77.7
Depreciation and amortization.............   $    168.2   $      92.4   $    23.0  $     11.2  $     2.8   $   6.2   $      303.8
Pre-tax income (loss) before minority
 interest and equity loss.................   $     49.0   $     184.9   $    58.5  $     17.2  $     7.3   $(257.4)  $       59.5
Significant non-cash items:
 Amortization of capitalized mining.......   $     30.6   $       --    $     7.2  $       --  $      --   $   0.5   $       38.3
 Write-down of assets.....................   $      3.5   $       --    $      --  $       --  $      --   $  35.9   $       39.4
Capital expenditures......................   $     85.0   $    133.3    $    10.8  $      3.2  $    10.2   $  27.7   $      270.2
Total assets at December 31, 1999.........   $  1,998.7   $    677.8    $   132.6  $    107.4  $    36.0   $ 999.4   $    3,951.9

---------------

*    Not reduced for minority interest

                                                North        South                  Zarafshan-
                                               American     American    Minahasa,    Newmont,
Year Ended December 31, 1998                  Operations   Operations*  Indonesia   Uzbekistan  Australia    Other    Consolidated
----------------------------                  -----------  -----------  ---------   ----------  ---------    -----    ------------
Sales.....................................    $   1,055.6  $     496.4  $    96.6   $     55.1  $    14.4   $   12.4  $    1,730.5
Interest income...........................    $        --  $       3.2  $     0.2   $       --  $      --   $   15.1  $       18.5
Interest expense..........................    $       0.4  $       9.0  $      --   $      5.1  $      --   $   82.1  $       96.6
Depreciation and amortization.............    $     226.8  $     100.4  $    20.1   $     11.3  $     1.5   $    8.6  $      368.7
Pre-tax income (loss) before minority
 interest, equity loss and cumulative
 effect of a change in accounting
 principle.................................   $    (488.7) $     118.4  $    41.2   $     (0.5) $     6.2   $ (267.6) $     (591.0)
Cumulative effect of a change in
 accounting principle......................   $     (10.6) $        --  $    (1.5)  $     (2.5) $      --   $  (18.3) $     (32.9)
Significant non-cash items:                                                                     $      --
 Amortization of capitalized mining........   $      48.4  $        --  $     4.2   $       --  $      --   $   11.2  $      63.8
 Write-down of assets......................   $     606.6  $      49.9  $      --   $       --  $      --   $   63.3  $     719.8
Capital expenditures.......................   $     132.0  $      85.8  $     6.4   $      0.9  $     8.2   $   29.2  $     262.5
Total assets at December 31, 1998..........   $   2,078.6  $     608.1  $   147.2   $    122.3  $    24.8   $1,041.0  $   4,022.0

----------------

* Not reduced for minority interest

  Revenues from export and domestic sales were as follows (in millions):

                                            Years Ended December 31,
                                            ------------------------
                                        2000          1999         1998
                                        ----          ----         ----
  Europe......................       $ 1,446.6     $ 1,350.8     $1,382.0
  Canada......................           141.6         124.7        131.9
  Bolivia.....................            81.1          84.9        103.9
  United States...............             6.6           5.0         21.2
  Other.......................           162.2          80.2         91.5
                                     ---------     ---------     --------
     Total....................       $ 1,838.1*    $ 1,645.6*    $1,730.5
                                     =========     =========     ========

----------------

* Excludes $9.6 million for gold delivery requirements associated with the pre-paid forward sale contract in 2000, and $19.1 million and $18.5 million for put option premium amortization in 2000 and 1999, respectively.

  Long-lived assets in the United States and other countries are as follows (in millions):
                                      As of December 31
                                      -----------------
                                     2000          1999
                                     ----          ----
   United States..............     $1,806.8      $1,890.9
   Canada.....................        119.2         163.8
   Indonesia..................        590.7         569.8
   Peru.......................        619.5         414.8
   Bolivia....................         34.8          53.2
   Other......................        133.6         208.5
                                   --------      --------
                                   $3,304.6      $3,301.0
                                   ========      ========

  The Company is not economically dependent on a limited number of customers for the sale of its product because gold can be sold through numerous commodity market traders worldwide. In 2000, sales to one customer totaled $1.1 billion or 62% of total sales. In 1999, sales to two customers totaled $771 million and $531 million or 47% and 32%, respectively. In 1998, sales to two customers totaled $869 million and $264 million or 51% and 15% of total sales, respectively.

NOTE 21   COMMITMENTS AND CONTINGENCIES

Environmental Obligations

  The Company's mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements. At December 31, 2000 and December 31, 1999, $108.9 million and $89.8 million, respectively, were accrued for reclamation costs relating to currently producing mineral properties.

  Certain appeals were filed by third parties with the Department of Interior Board of Land Appeals in conjunction with the Twin Creeks Environmental Impact Statement. Those appeals sought to impose mitigation and other conditions on the mine operations. The Company has been recently advised that such appeals have been resolved in the Company's favor at the administrative level.

  In addition, the Company is involved in several matters concerning environmental obligations associated with former mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. The Company believes that the related environmental obligations associated with these sites are similar in nature with respect to the development of remediation plans, their risk profile and the compliance required to meet general environmental standards. Based upon the Company's best estimate of its liability for these matters, $63.5 million and $56.6 million were accrued for such obligations at December 31, 2000 and December 31, 1999, respectively. These amounts are included in Other accrued liabilities and Reclamation and remediation liabilities. Depending upon the ultimate resolution of these matters, the Company believes that it is reasonably possible that the liability for these matters could be as much as 40% greater or lower than the amount accrued at December 31, 2000. The amounts accrued for these matters are reviewed periodically based upon facts and circumstances available at the time. Changes in estimates are charged to Costs and expenses, Other in the period estimates are revised.

  Details about certain of the more significant sites involved are discussed below.


 Idarado Mining Company ("Idarado")--80.1% owned

  In July 1992, the Company and Idarado signed a consent decree with the State of Colorado ("State") that was agreed to by the U.S. District Court of Colorado to settle a lawsuit brought by the State under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), generally referred to as the "Superfund Act." Idarado settled natural resources damages and past and future response costs and provided habitat enhancement work. In addition, Idarado agreed in the consent decree to undertake specified remediation work at its former mining site in the Telluride/Ouray area of Colorado. Remediation work at this property is substantially complete. If the remediation does not achieve specific performance objectives defined in the consent decree, the State may require Idarado to implement supplemental activities at the site, also as defined in the consent decree. Idarado and the Company have obtained a $7.0 million reclamation bond to secure their potential obligations under the consent decree.

 Resurrection Mining Company ("Resurrection")--100% owned

  The Company, Resurrection and other defendants have been named in lawsuits filed by the State of Colorado, under the Superfund Act in 1983 and subsequently consolidated with a lawsuit filed by the U.S. Environmental Protection Agency ("EPA") in 1986. These proceedings seek to compel the defendants to remediate the impacts of pre-existing, historic mining activities near Leadville, Colorado that date back to the mid-1800's, which the government agencies claim are causing substantial environmental problems in the area.

  In 1988 and 1989, the EPA issued administrative orders with respect to one area on the site and the defendants have collectively implemented those orders by constructing a water treatment plant, which was placed in operation in early 1992. Remaining remedial work for this area primarily consists of environmental monitoring and maintenance activities.

  The parties have entered into a consent decree with respect to the remaining areas that apportions liabilities and responsibilities for the site among the various parties. The EPA has approved remedial actions for selected components of Resurrection's portion of the site, which were initiated in 1995. The EPA has not yet selected the final remedy for the site. Accordingly, the Company cannot yet determine the full extent or cost of its share of the remedial action that will be required. The government agencies may also seek to recover for damages to natural resources. In March 1999, the parties entered into a Memorandum of Understanding ("MOU") to facilitate the settlement of natural resources damages claims under CERCLA for the upper Arkansas River Basin. The MOU provides a structure for evaluation of damages and possible restoration activities that may be required if it is concluded such damages have occurred.


 Dawn Mining Company LLC ("Dawn")--51% owned

  Dawn leased an open-pit uranium mine, currently inactive, on the Spokane Indian Reservation in the State of Washington. The mine is subject to regulation by agencies of the U.S. Department of Interior, the Bureau of Indian Affairs and the Bureau of Land Management, as well as the EPA. Dawn also owns a nearby uranium millsite facility that is subject to federal and state regulation.

  In 1991, Dawn's lease was terminated. As a result, Dawn was required to file a formal mine closure and reclamation plan. The Department of Interior has commenced an Environmental Impact Study to analyze Dawn's proposed plan and to consider alternate closure and reclamation plans for the mine. Dawn cannot predict at this time what type of mine reclamation plan may be selected by the Department of Interior. Dawn does not have sufficient funds to pay for the reclamation plan it proposed, for any alternate plan, or for the closure of its mill.

  The Department of Interior previously notified Dawn that when the lease was terminated, it would seek to hold Dawn and the Company (as Dawn's 51% owner) liable for any costs incurred as a result of Dawn's failure to comply with the lease and applicable regulations. Other government agencies have asserted that the Company is liable for future reclamation or remediation work at the mine or millsite. In mid-2000, the mine was included on the National Priorities List under CERCLA. The Company will vigorously contest any claims as to its liability. The Company cannot reasonably predict the likelihood or outcome of any future action against Dawn or the Company arising from this matter.

  In late 1999, Dawn initiated state approval for a revised mill closure plan that, if implemented, would expedite the reclamation process at the mill. The State of Washington is reviewing this revised plan. The currently approved clean fill plan for the mill is secured by a $19.9 million bond that is 50% secured by a letter of credit and is guaranteed by the Company.


 San Luis, Colorado--100% owned

  The San Luis open-pit gold mine in southern Colorado was operated by Battle Mountain and ceased operations in November 1996. Since then substantial closure and reclamation work has been undertaken. In 1998, Battle Mountain provided notice to regulatory agencies and began implementation of a response plan for identified elevated levels of naturally-occurring constituents detected in its monitoring well located downgradient from the west pit of the mine. In early 1999, the Colorado Mined Land Reclamation Board held a formal public hearing to consider the matter and determined that no violation had occurred. Subsequently, Battle Mountain has received approval for a number of technical revisions to the current permit which outline the necessary response actions to be taken with respect to remediation and protection of the uncontaminated portion of the aquifer. In August 1999, the Colorado Department of Public Health and Environment (CDPHE") issued a notice of violation of the Water Quality Control Act and in October 1999 amended the notice to authorize operation of a water treatment facility and the discharge of treated water. Battle Mountain has made all submittals required by the CDPHE notice and conducted the required response activities. Battle Mountain negotiated a settlement with CDPHE resolving alleged violations that was effective September 1, 2000. In October 2000, the CDPHE received an "Application for Reconsideration of Order for Civil Penalty" by project opponents seeking to appeal the terms of the settlement. The application was denied by CDPHE. The parties have filed a judicial appeal in the District Court for Costilla County, Colorado, naming the CDPHE as defendant. Battle Mountain has intervened in the appeal to protect its interests in the settlement. In 2000 and 1999, the remediation liability for San Luis was increased $13.2 million and $9.5 million, respectively. The Company cannot reasonably predict the likelihood or outcome of this or any future action against Battle Mountain or the Company relating to this site.


Guarantee of Third Party Indebtedness

  The Company guaranteed a former subsidiary's $35.7 million Pollution Control Revenue Bonds, due 2009. The former subsidiary is BHP Copper Inc., formerly known as Magma Copper Company. It is expected that the Company will be required to remain liable on this guarantee as long as the bonds remain outstanding; however, the Company has not been required to pay any of these amounts, nor does it expect to have to pay any in the future.


Other Commitments and Contingencies

  In June 2000, a transport contractor of Minera Yanacocha spilled approximately 151 kilograms of mercury near the town of Choropampa, Peru, which is located 53 miles southwest of the mine. Mercury is a byproduct of gold mining and was sold to a Lima firm for use in medical instrumentation and industrial applications. A comprehensive health and environmental remediation program was undertaken by Minera Yanacocha. In August 2000, Minera Yanacocha paid under protest a fine of 1,740,000 soles (approximately US$500,000) to the Peruvian government. Minera Yanacocha entered into agreements with three of the communities impacted by this incident to provide a variety of public works as compensation for the disruption and inconvenience caused by the incident. Estimated costs of $10.0 million for these improvements, other remediation efforts, personal compensation and the fine were included in Other expense in 2000. The Company cannot reasonably predict the likelihood of any additional expenditures related to this matter.

  Under a 1992 agreement with Barrick Goldstrike Mines Inc. ("Barrick"), Barrick mined the Deep Post deposit, which is located on both companies' property and with respect to which both companies shared mining costs and dewatering costs. The Company paid $36.5 million and $14.5 million for its share of such costs in 2000 and 1999, respectively. No payments were made in 1998 and mining was completed during 2000.

  The Golden Giant property in Canada includes a quarter claim acquired from two unrelated mining companies that retained a 50% net profits royalty based on a deemed production rate of 500 tons per day. In addition, a 3% net smelter return is paid to the original quarter claim prospectors.

  In a 1993 asset exchange, a wholly-owned subsidiary transferred a coal lease under which the subsidiary had collected advance royalty payments totaling $484 million. From 1994 to to 2018, remaining payments under the lease to the transferee total $390 million. In the event of title failure as stated in the lease, this subsidiary has a primary obligation to refund previously collected payments and has a secondary obligation to refund any of the $390 million collected by the transferee, if the transferee fails to meet its refund obligation The subsidiary has no direct liability to the lessor and has title insurance on the leased coal deposits of $240 million covering the secondary obligation. The Company and the subsidiary regard the circumstances entitling the lessor to a refund as remote. The Company has agreed to maintain the subsidiary's net worth at $108 million until July 1, 2005.

  The Company has minimum royalty obligations on one of its producing mines in Nevada for the life of the mine. Amounts paid as a minimum royalty (where production royalties are less than the minimum obligation) in any year are recoverable in future years when the minimum royalty obligation is exceeded. Although the minimum royalty requirement may not be met in a particular year, the Company expects that over the mine life, gold production will be sufficient to meet the minimum royalty requirements.

  At December 31, 2000, there were $95.6 million of outstanding letters of credit and surety bonds primarily for bonding reclamation plans and reinsurance agreements. The surety bonds and letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace.

  The Company is from time to time involved in various legal proceedings of a character normally incident to its business. It does not believe that adverse decisions in any pending or threatened proceeding or that amounts which it may be required to pay by reason thereof will have a material adverse effect on its financial condition or results of operations.

NOTE 22   UNAUDITED SUPPLEMENTARY DATA

Quarterly Data

  The following is a summary of selected quarterly financial information (in millions except per share amounts):

                                                                                   2000
                                                         ------------------------------------------------------------------
                                                                           Three Months Ended
                                                        ------------------------------------------------------------------
                                                                                                              Year Ended
                                                         March 31,   June 30,   September 30,   December 31,   December 31,
                                                        ---------   --------   -------------   ------------   ------------
Sales..................................................  $   453.2   $  411.1   $       419.4   $      525.8   $    1,809.5
Gross profit/(1)/......................................  $   105.7   $   86.9   $        73.9   $      116.3   $      382.8
Net income (loss) before cumulative effect of a
 change in accounting principle applicable to
 common shares/(2)(3)/.................................  $     6.1   $  (25.9)  $       (36.5)  $      (33.5)  $      (89.8)
Net loss applicable to common shares...................  $    (6.5)  $  (25.8)  $       (36.5)  $      (33.5)  $     (102.3)
Net income (loss) before cumulative effect of a
 change in accounting principle per common
 share, basic and diluted..............................  $    0.03   $  (0.13)  $       (0.19)  $      (0.18)  $      (0.47)
Net income (loss) per common share, basic and
 diluted...............................................  $   (0.03)  $  (0.13)  $       (0.19)  $      (0.18)  $      (0.53)
Basic weighted average shares outstanding..............      191.9      192.0           192.2          192.8          192.2
Dividends declared per NMC common share................  $    0.03   $   0.03   $        0.03   $       0.03   $       0.12
Closing price of NMC common stock......................  $   22.44   $  21.63   $       17.00   $      17.06   $      17.06

                                                                                   1999
                                                         ------------------------------------------------------------------
                                                                           Three Months Ended
                                                        ------------------------------------------------------------------
                                                                                                               Year Ended
                                                         March 31,   June 30,   September 30,   December 31,   December 31,
                                                         ---------   --------   -------------   ------------   ------------
Sales..................................................  $   380.9   $  369.2   $       382.5   $      494.5   $    1,627.1
Gross profit/(1)/......................................  $    75.4   $   58.4   $        62.9   $      144.9   $      341.6
Net income (loss)......................................  $    (4.6)  $  (10.1)  $       (59.0)  $      (28.3)  $     (102.0)
Net income (loss) per common share, basic and
 diluted...............................................  $   (0.02)  $  (0.05)  $       (0.31)  $      (0.15)  $      (0.53)
Basic weighted average shares outstanding..............      191.4      191.5           191.6          191.7          191.6
Dividends declared per NMC common share................  $    0.03   $   0.03   $        0.03   $       0.03   $       0.12
Closing price of NMC common stock......................  $   17.50   $  19.88   $       25.88   $      24.50   $      24.50

---------------------

(1) Sales less costs applicable to sales and depreciation, depletion and amortization.

(2) In the quarter ended December 31, 2000, the Company changed its method of accounting for revenue recognition, as described in Note 19. The accounting principle was applied retroactively to January 1, 2000, and 2000 quarterly information was restated.

(3) Included an after-tax charge of $0.4 million, none, $1.4 million and $1.3 million in the quarters ended March 31, June 30, September 30 and December 31, respectively, for expenses related to the change in accounting principle and an after-tax impairment charge of $21.3 million, in the quarter ended December 31.


Ratio of Earnings to Fixed Charges

  The ratio of earnings to fixed charges was 1.4, 0.5, (5.2), 1.9, and 1.1 for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, respectively. The ratio of earnings to fixed charges represents income before income taxes and interest expense divided by interest expense. Interest expense includes amortization of capitalized interest and the portion of rent expense representative of interest. Earnings in 1998 were inadequate to cover fixed charges, with a deficiency of $706 million. The Company guarantees certain third party debt; however, it has not been and does not expect to be required to pay any amounts associated with such debt. Therefore, related interest on such debt has not been included in the ratio of earnings to fixed charges.


Item 7.   Exhibit
------    -------

          (c)  Exhibit

               23  Consent of Independent Public Accountants

Exhibit No.    Description
----------     -----------

   23          Consent of Independent Public Accountants

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         NEWMONT MINING CORPORATION



                                         By: /s/ Britt D. Banks
                                            -------------------
                                         Britt D. Banks, Secretary and Associate
                                             General Counsel


Dated: May 9, 2001